AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20,  2006
REGISTRATION NO. 333-137083

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAMINOSOFT CORP.
(Exact name of Small Business Issuer in its charter)

CALIFORNIA (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	95-3880130 (I.R.S. employer identification number)

600 Hampshire Road, Suite 105 Westlake Village, CA 91361 (805) 370-3100 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	600 Hampshire Road, Suite 105 Westlake Village, CA 91361 (Address of Principal Place of Business or Intended Principal Place of Business)
STEPHEN CROSSON
Chief Financial Officer
600 Hampshire Road, Suite 105
Westlake Village, California 91361
(805) 370-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
DAVID L. FICKSMAN, ESQ.
TROY & GOULD PROFESSIONAL CORPORATION
1801 CENTURY PARK EAST, 16TH FLOOR
LOS ANGELES, CA. 90067
(310) 789-1290

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
 If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	697,674	$0.40 (1)	$279,070	$29.86 (3)
Common Stock Underlying Warrants	150,000	$0.40 (2)	$60,000	$6.42 (3)

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.
(3) Amount was previously paid to the SEC on July 28, 2006.

COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED October 19, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

847,674 SHARES
CAMINOSOFT CORP.
COMMON STOCK

This prospectus relates to the offer of up to 847,674 shares of the common stock of CaminoSoft Corp. by selling shareholders. Up to 697,674 shares of our common stock and up to 150,000 shares underlying warrants to purchase common stock are being offered by the selling shareholders named in this prospectus. We will not receive proceeds from the sale of our outstanding shares by the selling shareholders. The warrants to purchase up to 150,000 shares are exercisable at $0.86 per share (subject to adjustment). If the warrants are exercised in full we will receive $129,000 from such exercise. The selling shareholders may sell the shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices.

Our common stock trades on the Over-The-Counter Bulletin Board or OTCBB under the symbol “CMSF”. The last reported closing bid price for our common stock on August 25, 2006 was $0.36 per share.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE INVESTING.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October   , 2006.

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	1
FORWARD LOOKING STATEMENTS	6
USE OF PROCEEDS	6
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	7
THE FUSION TRANSACTION	9
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	9
BUSINESS	17
LEGAL PROCEEDINGS	22
MANAGEMENT	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
DESCRIPTION OF SECURITIES	29
SHARES ELIGIBLE FOR FUTURE SALE	29
SELLING SHAREHOLDERS	30
PLAN OF DISTRIBUTION	32
LEGAL MATTERS	34
EXPERTS	34
WHERE YOU CAN FIND ADDITIONAL INFORMATION	34
FINANCIAL STATEMENTS	F-1

i

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

Business Overview

CaminoSoft Corp. was organized in 1983. We are a developer and manufacturer of software solutions that store, manage, and safeguard large quantities of data created in business and application settings. Our software for Microsoft Windows 2000 and 2003 and Novell NetWare environments enable organizations to maximize storage resources, reduce backup and recovery time, and control file retention. Our products and solutions are available worldwide through commercial distributors, value-added resellers, and systems integrators.

The Offering

Pursuant to a Renewal and Modification Agreement dated as of February 21, 2006 (the “Modification Agreement”) among BFS US Special Opportunities Trust PLC (“BFS”), Renaissance Capital Growth & Income Fund III (“Renn III”) and Renaissance US Growth Investment Trust PLC (“RUSGIT”) (collectively the “Lenders”), on the one hand, and our company, on the other hand, the Lenders agreed to extend the maturity date of the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of Renn III, the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of RUSGIT, and the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of BFS (collectively the “Notes”) from July 19, 2006 to January 19, 2008. In consideration of such extension, we agreed to grant to each Lender a five-year warrant (the “Warrant”) to purchase 50,000 shares of our Common Stock at an exercise price of $.86 per share (subject to adjustment). Pursuant to a Stock Purchase Agreement dated as of February 21, 2006 among our company, The Frost National Bank FBO Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales, Trust No. W00740100, The Frost National Bank, FBO BFS US Special Opportunities Trust PLC, a public limited company registered in England and Wales, Trust No.W00118000 (collectively, the “Purchasers”), and RENN Capital Group, Inc., a Texas corporation, solely as agent for the Purchasers and not on its own behalf, we issued to the Purchasers an aggregate of 697,674 shares of CaminoSoft Common Stock. The 697,674 shares which were purchased and the 150,000 shares issuable upon exercise of the warrants are being offered in this prospectus.

Executive Offices

Our executive offices are located at 600 Hampshire Road, Suite 105, Westlake Village, CA 91361. Our telephone number is (805) 370-3100 and our website is www.caminosoft.com. The information on our website is not part of this prospectus.

RISK FACTORS

Please consider the following risk factors together with the other information presented in this prospectus, including the financial statements and the notes thereto, before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

Risks Associated with our Business

We have yet to establish any history of profitable operations.

We have yet to establish any history of profitable operations. We have incurred annual operating losses of $507,708 and $1,943,716, for fiscal years 2005 and 2004 respectively. During the nine months ended June 30, 2006 we incurred an operating loss of $750,756. As a result, at June 30, 2006 we had an accumulated deficit of $20,868,884. Our revenues have not been sufficient to sustain our operations. Our profitability will require the successful commercialization of products, solutions and services. No assurances can be given as to if or when this will occur or that we will ever be profitable.

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

At June 30, 2006, we had a cash balance of $374,054. We had operating cash flow deficits of $1,935,774 and $187,113 for fiscal years ended September 30, 2004 and 2005 and for the nine months ended June 30, 2006, an operating cash flow deficit of $443,045. We will require additional financing in order to expand our business and continue operations. Our working capital requirements in the foreseeable future will depend on a variety of factors including our ability to implement our sales and marketing plan. There can be no assurance that we will be able to successfully negotiate or obtain additional financing or the terms thereof. Our ability to obtain additional capital will be dependent on the implementation of our business plan, market conditions, the national economy and other factors outside our control. If adequate funds are not available or are not available at acceptable terms, our ability to finance our expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited.

Our future operating results are unpredictable.

Our operating results will depend on the enhancement of our existing products and the ability to market and sell the products. Any future success that we may achieve will depend upon many factors including factors which may be beyond our control or which cannot be predicted at this time. Uncertainties and factors which could cause actual results or events to differ materially from those set forth or implied include:

•	Inability to acquire new customers;

•	Inability to complete successful implementation of our software;

•	Inability to provide applications in a manner that is scalable;

•	Inability to offer new services that complement our existing offerings; or

•	Inability to increase awareness of our brand.

If we are unable to adapt our products to rapidly changing technology, our reputation and our ability to grow our revenues could be harmed.

The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new software. There is no assurance that we will be able to enhance existing products or develop new products that meet changing customer needs in a timely and cost-effective manner. Prolonged delays resulting from our efforts to adapt to rapid technological change, even if ultimately successful, could harm our reputation within our industry and our ability to grow our revenues.

We face significant competition from other providers of computer software.

Our competitors in the storage systems market consists of a small group of leading vendors, such as EMC, HP, IBM, Hitachi Data Systems and Network Appliance, and a cadre of hardware and software companies who OEM, remarket, or aggregate storage products from third parties.

CaminoSoft’s products compete in the data management and high availability software segments. The cost barriers for entry into these markets are relatively low, which means our competitors range from small companies with limited resources to large, more established companies with substantial resources. However, among all of these competitors (and in some cases technology partners), we believe none offer a cross-platform Windows/NetWare solution to round out their Information Lifecycle Management (“ILM”) solution suites. Some competitors, regardless of size, have substantially greater financial, technical, marketing, distribution, personnel and other resources. It is possible that we may not have the resources to effectively compete with these companies.

Our earnings growth is dependent upon acceptance of our products and our ability to increase demand for data storage and management software products.

Our ability to generate profits depends primarily upon market acceptance of our data storage and management software products and the continued upgrade and sale of our high availability software products. Our products may not be able to be successfully marketed or achieve customer acceptance, and we may be unable to increase demand for our products. Our strategy to increase our customer base includes investment in programs designed to heighten consumer awareness of our products and services. If we do not successfully develop new products that keep pace with technology, our competitive position will be weakened.

The market for our products is new and emerging, and is characterized by rapid technological advances, changing customer needs and evolving industry standards.

We may not be successful in developing and marketing, on a timely and cost-effective basis, enhancements to our software products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. Our ability to meet our customers’ needs and evolving industry standards will depend on our:

•	Ability to timely develop new software products that keep pace with developments in technology;

•	Ability to meet evolving customer requirements which are often changing;

•	Success at enhancing our current product offerings; and

•	Delivering those products through appropriate distribution channels.

If we fail to introduce new products or if new industry standards emerge that we do not anticipate or adapt to, our software products could be rendered obsolete and our competitive position will be weakened.

Our business will suffer if our software development is delayed.

Any failure to release new products and upgrades on time may result in:

•	customer dissatisfaction;

•	cancellation of orders;

•	negative publicity;

•	loss of revenue; and

•	slower market acceptance.

Our performance is substantially dependent on the continued services and the performance of our senior management and other key personnel.

Our performance is substantially dependent on the continued services and the performance of our senior management and other key personnel. Our performance also depends on our ability to retain and motivate our other officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that we can attract and retain the necessary technical, managerial and marketing personnel and this could have a material adverse effect on our business, prospects, financial condition and results of operations.

We could incur substantial costs defending our intellectual property from claims of infringement.

The software industry is characterized by frequent litigation regarding copyright, patent, trademark and other intellectual property rights. We may be subject to future litigation based on claims that our own intellectual property rights are invalid. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products overlaps. Claims of infringement could require us to re-engineer or rename our products or seek to obtain licenses from third parties in order to continue offering our products. These claims could also result in significant expense to us and the diversion of our management and technical resources, even if we ultimately prevail. Licensing or royalty agreements, if required, may not be available on terms acceptable to us or at all.

We may face interruption of production and services due to increased security measures in response to terrorism.

Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists’ activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

Risks Associated with an Investment in our Common Stock

The so-called “penny stock rule” could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Trading of our common stock on the OTCBB may be subject to certain provisions of the Securities Exchange Act of 1934, as amended commonly referred to as the “penny stock” rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;

•	receive the purchaser’s written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

The sale of shares by the selling shareholders as contemplated by this prospectus may encourage our other shareholders to sell their stock and have an adverse impact on the market price of our common stock.

The resale by the selling shareholders of our common stock as contemplated by this prospectus will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, the mere prospect of resales by the selling shareholders as contemplated by this prospectus could depress the market price for our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our common stock has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk that you may not be able to sell your shares at or above the price that you pay for the shares.

The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our common stock might be in the future.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in market valuations of similar companies;

•	variations in our quarterly operating results;

•	inability to complete or integrate an acquisition;

•	additions or departures of key personnel; and

•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $129,000 in proceeds from the exercise of warrants. Any proceeds we receive from the exercise will be used for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is traded on the OTCBB under the symbol “CMSF”. The following table sets forth the high and low bids for the common stock for the two most recent fiscal years and the three most recent fiscal quarters. The prices reflect inter-dealer quotations, without adjustments for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. All bid prices below have been rounded to the nearest whole cent.

	Common Stock Sales Prices
Fiscal 2004	High	Low
October 1, 2003 - December 31, 2003	$0.45	$0.36

January 2, 2004 - March 31, 2004	$0.62	$0.38

April 1, 2004 - June 30, 2004	$0.63	$0.40

July 1, 2004 - September 30, 2004	$0.65	$0.39

Fiscal 2005

October 1, 2004 - December 31, 2004	$0.85	$0.35

January 2, 2005 - March 31, 2005	$0.75	$0.42

April 1, 2005 - June 30, 2005	$0.68	$0.35

July 1, 2005 - September 30, 2005	$1.90	$0.55

Fiscal 2006

October 1, 2005 - December 31, 2005	$1.40	$0.97

January 2, 2006 - March 31, 2006	$1.14	$0.76

April 1, 2006 - June 30, 2006	$0.78	$0.40

July 1, 2006 - August 25, 2006	$0.40	$0.36

Holders

We currently have outstanding 14,258,756 shares of our common stock. Our shares of common stock are held by 146 shareholders of record.

Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

Securities Authorized for Issuance Under Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our 2000 Stock Option Plan. All information set forth below is as of June 30, 2006, pursuant to applicable regulations.

	Number of Securities to Be Issued Upon Exercise Of Outstanding Options, Warrants and rights (a)	Weighted-Average exercise price of Outstanding Options, Warrants and Rights, (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities warrants and rights reflected in Column (a)) (c)
Equity compensation plans approved by security holders	9,906,837	$0.96	1,096,500

Equity compensation plans not approved by security holders	—	—	—

TOTAL	9,906,837	$0.956	1,096,500

Shareholder Approved Plans:

The 2000 Stock Option Plan

Our shareholders approved the 2000 Stock Option Plan as amended in April 2001. Currently, this plan authorizes the grant of options to purchase up to 6,000,000 shares of Common Stock, of which options to purchase 4,903,500 shares were outstanding and 1,096,500 shares were available for future issuance as of June 30, 2006.

Non-Shareholder-Approved Plans:

There are no non-shareholder approved plans as of June 30, 2006.

THE RENAISSANCE TRANSACTIONS

Pursuant to a Renewal and Modification Agreement dated as of February 21, 2006 among BFS US Special Opportunities Trust PLC (“BFS”), Renaissance Capital Growth Income Fund III (“Renn III”) and Renaissance US Growth Investment Trust PLC (“RUSGIT”) (collectively the “Lenders”), on the one hand, and our company, on the other hand, the Lenders agreed to extend the maturity date of the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of Renn III, the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of RUSGIT, and the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of BFS (collectively the “Notes”) from July 19, 2006 to January 19, 2008. In consideration of such extension, we agreed to grant to each Lender a five-year warrant (the “Warrant”) to purchase 50,000 shares of our Common Stock (the “Warrant Shares”) at an exercise price of $.86 per share (subject to adjustment). Pursuant to a Stock Purchase Agreement dated as of February 21, 2006 among our company, The Frost National Bank FBO Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales, Trust No. W00740100, The Frost National Bank, FBO BFS US Special Opportunities Trust PLC, a public limited company registered in England and Wales, Trust No.W00118000 (collectively, the “Purchasers”), and RENN Capital Group, Inc., a Texas corporation, solely as agent for the Purchasers and not on its own behalf (the “Agent”), we issued to the Purchasers an aggregate of 697,674 shares of CaminoSoft Common Stock (the “Shares”). The 697,674 shares which were purchased and the 150,000 shares issuable upon exercise of the warrants are being offered in this prospectus.

THE FUSION TRANSACTION

General

On January 31, 2005 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6,000,000. The $6,000,000 of common stock is to be purchased over a 30-month period, subject to a three month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.25.

We have authorized the sale and issuance of 3,680,272 shares of our common stock to Fusion Capital under the common stock purchase agreement of which we have registered 3,680,272. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 3,000,000 shares (exclusive of the 340,136 shares issued to Fusion Capital as the commitment fee and 340,136 commitment shares to be issued as a commitment fee as we sell shares to Fusion Capital) assuming Fusion Capital purchases all $6,000,000 of common stock. We have previously filed a registration statement with respect to the possible sales to Fusion Capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005, the Quarterly Reports on Form 10-QSB filed by the Company and any Current Reports on Form 8-K by the Company.

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto in this prospectus.

OVERVIEW

On September 17, 1999, we acquired the assets of Camino Software Systems, Inc. (“Camino”) for 468,000 shares of our common stock and assumed $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., data storage management software, certain business contracts and intangible personal property. Camino had developed the Highway Server hierarchical storage management (“HSM”) software. We have continued development of HSM products and currently support all levels of Novell NetWare and Microsoft Windows 2000. In addition we have been certified by Computer Associates as “ca smart” for compatibility with the Computer Associates BrightStor Portal and ARCServe back up products. In addition our HSM product has been certified for use with EMC Centera and Centera Compliance edition storage hardware.

In December 2003, we completed certification of Pegasus Disk Technologies archive management software for use in conjunction with our data movement and lifecycle management solutions. The partnership allows us to create a virtualized data pool that expands secondary storage onto any number of archive devices while simplifying management of those resources. The combined solution allows organizations to meet strict compliance regulations and optimize storage investment and utilization. Also in December 2003, we announced completion of the “library edition” which allows comprehensive tape library management support for our information lifecycle management solutions. The Library Edition offers all of the features of our standard Managed Server HSM software and extends this robust functionality by providing the additional capability to migrate files further along a storage hierarchy to popular tape libraries, autoloaders, and jukeboxes from leading vendors such as Hewlett Packard, StorageTek, ADIC and Overland Data.

In February 2004, we completed integration of the Managed Server HSM software with EMC Corporations Centera and Centera Compliance edition content addressable storage. We also entered into EMC Corporation’s Centera Partner Program. Our Managed Server HSM, Centera Proven Edition enables customers to better manage utilization of storage resources throughout the enterprise. Our Managed Server Centera Proven Edition package combines innovative data management and storage scalability, which are requirements that are increasing in the markets we serve. Also in February 2004, we released “Managed Client HSM™” for Windows XP. The new product provides the ability to automatically migrate, recall, and delete files based on age and activity criteria, supporting standard Windows XP infrastructures including wireless communications. “Managed Client HSM™” adds another dimension of scalability and affordability to our ILM suite of products and solutions. “Managed Client HSM™” provides the same type of automated data movement and management as the managed server products while running on workstations or home user pc’s or lap tops. It allows IT administrators to now protect user information that was stored on the workstation in the enterprise IT storage environment for back up and replication.

In May 2004, we joined Hewlett Packard’s Information Lifecycle Management Partner Program. Our Managed Server HSM software provides a solution for automatically handling reference file dispersal and retention based on a consistent set of administrative management policies. By combining our software with HP Storage Works solutions and services portfolio, organizations may simplify and better control the provisioning and utilization of their data storage resources.

On June 30, 2005, we signed a software licensing and distribution agreement with ComputerAssociates International, Inc. (“CA”). We have provided Windows HSM, both server and client editions along with the Library Edition private labeled for CA’s distribution. We received a non refundable $250,000 payment in July 2005 and delivered the CA branded versions of the products during the fourth quarter of the prior fiscal year for distribution by CA as part of the BrightStor product line. Pursuant to the agreement, CA made a $500,000 royalty prepayment during October 2005 of the current six month period. A second prepayment of royalties is due on June 30, 2006, the anniversary date of the contract. We will receive quarterly royalty payments for CA sales of the licensed products. The agreement is three years automatically renewable in one year increments.

In July 2005, we certified our suite of HSM products for use with the nStor line of SATA based storage hardware. nStor’s hardware products are now certified to work with our suite of storage management products to provide Information Lifecycle Management storage hardware and software solutions.

In July 2005, we received “Ready for IBM Tivoli Software” certification for the HSM suite of data management products for use with IBM Tivoli storage infrastructures. We are currently distributing Managed Server HSM Tivoli Edition for use in IBM Tivoli back up and storage environments. On January 10, 2006, we announced that our suite of Information Lifecycle Management Software had been enhanced to operate with IBM’s System Storage DR550. Our Managed Server HSM software operates with IM System Storage Archive Manager, used to help manage and enforce data retention policies for the IBM System Storage DR550.The IBM System Storage DR550 is IBM’s next-generation data retention offering, which delivers a central point of control for both regulated data and non-regulated data.

In August 2005, we completed a second round of formal certification with EMC Centera compliance and non-compliance storage devices for our Managed Server HSM products. We tested its software products with a third party testing firm and were awarded “Centera Proven Edition” status for our HSM products. This EMC certification signifies to storage clients and prospects that our software is certified and approved for use with EMC Centera data storage devices.

During March 2006, we and CA signed amendment number two to the software licensing and distribution agreement. We will provide managed server HSM for NetWare branded as a CA product for distribution as BrightStor HSM for NetWare. We will deliver the CA branded product within one hundred and twenty days of the amendment and receive royalty payments quarterly for CA sales of the NetWare licensed product.

Our software provides products and integrated solutions for addressing the increasing need for sophisticated management of data. Today IT departments face a variety of challenges with some of the most critical relating to data storage and management. Two of these challenges are (1) reducing the total cost of ownership of data storage by better leveraging IT resources, both hardware and people, and (2) increasing productivity by enabling better access to information, thereby making quicker and faster decisions. Our software virtualizes pools of stored data both to the end-user transparently and to the IT administrator while integrating with most operating systems and applications. We can reduce the back-up window, lower the overall cost of storage and enhance the value of information across the organization. Our strategy is built on the benefits our technology brings, our expanding distribution channel, and our ability to execute. As part of our current strategy:

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We intend to continue to expand and leverage our base of partners (OEMs, distributors, and value-added resellers, or VAR’s) to sell additional products to end users. We intend to enhance our international presence and partner base as we internationalize, localize and bring to market existing and new products. We intend to focus on systems integrators and other strategic partners to open new avenues of distribution for our products and solutions.

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We intend to focus and expand on our core strengths in today’s soft economic environment. IT spending is tight and customers require products and solutions with attractive price points and demonstrable value. We can leverage success in one department or work group to demonstrate the value of our storage management solution, then use the success in that area to expand to other departments, workgroups or the enterprise. We believe our cost effective data management solutions can then be repeated in other areas of the organization for other types of information and compliance requirements.

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We intend to leverage our position as a provider of email storage and management solutions to grow in the messaging market. Managed Server combined with Novell GroupWise email archiving systems provides extended storage functions for these GroupWise email systems. This combination was our first step to capitalize on this growing market for automated data storage management for Novell GroupWise email systems. We intend to utilize this same approach with other platforms and partners focused on providing automated data management for users of other email messaging systems such as Microsoft Exchange and Lotus Notes. We believe this vertical partner approach will broaden the adoption of our solutions in the electronic collaboration market, allowing our partners to remain focused on their core strengths in the markets they serve.

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Europe, the Middle East, Africa, Japan and Asia represent active markets for expansion, with Europe representing the first market outside North America the Company is focused on. We intend to continue to internationalize and localize our products and solutions to penetrate this marketplace. Currently, we have added resources for EMEA operations, they are based in the UK to support our UK and European distribution partners.

NINE-MONTH PERIODS ENDED JUNE 30, 2006 AND JUNE 30, 2005

Sales during the current nine month period decreased by approximately $702,000, or 34%, as compared to the nine months ended June 30, 2005 as a result of decreased revenues from large enterprise deals. During the current nine month period revenue from the core HSM products represented approximately 74%, or $1,000,000, of the total sales during the nine months. The high availability products represented approximately 22%, or $291,000 of the total sales during the nine month period. Recognition of deferred revenue for sales of annual service contracts and pre paid royalties increased as compared to the balance at September 30, 2005 by approximately $187,500, due to the completion of implementation contracts with products and solutions and pre-payment of royalties by CA for OEM licensed products. The deferred revenue balance is approximately $1,090,000 as of June 30, 2006.

Cost of sales decreased as compared to the nine months ended June 30, 2005, by approximately $29,000, or 20%. Amortization of capitalized software development of approximately $89,000 is the largest component of cost of sales and is consistent for the current and comparable nine month periods. Gross profit for the current nine month period decreased by approximately $673,000, or 35%, as compared to the nine months ended June 30, 2005. The decrease is a result of the decrease in revenue during the current nine month period.

Selling and administrative expense decreased by approximately $272,000, or 14%, as compared to the nine months ended June 30, 2005. The decrease is due to the Company’s continued expense reduction plan during the prior twelve month period. The Company anticipates selling and administrative expenses to remain consistent for the remainder of the current fiscal year.

Depreciation and amortization increased by approximately $2,400 as compared to the nine months ended June 30, 2005 due to additions of capitalized office and test equipment during the current nine month period.

Research and development expense decreased by approximately $11,000, or 3%, as compared to the nine months ended June 30, 2005. Research and development expense will fluctuate up or down depending on the status and completion of projects. During the prior nine month period, the Company added developers which resulted in an increase in recurring research and development expense. During the current nine month period the Company has not contracted for any outsourcing of development which added to last years R & D expense. During the current nine month period, no development expense was capitalized under SFAS 86 for software development.

Operating loss for the current nine month period increased by approximately $392,000, or 109%, as compared to the nine months ended June 30, 2005. The increase in operating loss was due to a reduction in current year revenue during the Company’s transition to sales focused on OEM partners and channel selling which include the potential for much larger enterprise deals.

During the current nine month period ended June 30, 2006, the Company had net interest expense of approximately $293,000 as compared to net interest expense of approximately $168,000 during the nine month period ended June 30, 2005. The increase is due to non cash interest expense from the amortization of debt discount of approximately $175,000 during the nine month period. During the current nine month period the Company negotiated the extension of the maturity dates of $2,500,000 of debt, and issued an aggregate of 325,000 warrants valued at approximately $244,000 as part of the extension agreements. The warrant expense is being amortized over the term of the debt extensions and recorded on the Company’s financial statements as non cash interest.

FISCAL YEARS ENDED SEPTEMER 30, 2005 AND SEPTEMBER 30, 2004

During the year ended September 30, 2005, we focused on development of features and upgrades on products, while expanding their functionalities to other operating platforms including Windows 2000. We have continued our sales and marketing strategy to focus on development and support for our data storage and management solutions and high availability solutions, while utilizing our partners’ sales, marketing and distribution channels. Revenues for the current fiscal year increased by approximately 110%, from $1,254,000 in fiscal year 2004 to $2,637,000 for the current fiscal year. The revenue increase was a result of an increase in sales of our Managed Server HSM products for Novell NetWare and Microsoft Windows operating systems. Sales for our software products were approximately $2,011,000, or 76%, of the total revenue for the current fiscal year; annual service contracts constituted approximately 21%, or $556,000, and the remaining 3% of revenue was derived from installation and other services. The high availability products, StandbyServer and OFFSite Archive for NetWare, accounted for approximately 13% of the total product sale revenue as compared to 26% in the prior fiscal year, with our core HSM technology for both NetWare and Windows representing the other 87% of the total product sale revenue for the current fiscal year. Billings for annual service contracts increased during the current fiscal year due to increased product sales of our HSM product line. Deferred revenue increased from approximately $250,000 in the fiscal year ended September 30, 2004 to approximately $1,278,000 for the current fiscal year. The large increase in deferred revenue was due to several factors including $750,000 in deferred revenue from committed royalty prepayments from Computer Associates, which accounted for approximately 59% of the total deferred revenue. The remaining increase in deferred revenue, of approximately $278,000, is due to increased sales of our HSM products during the current fiscal year.

Cost of sales decreased from approximately $247,500 in the last fiscal year to approximately $213,000 in the current fiscal year representing a decrease of approximately 14%; the reduction is due to a decrease in additional sales of hardware during the current fiscal year, which create additional cost of sales with each sale that includes hardware. Cost of sales as a percentage of revenue decreased from approximately 20% in fiscal year ended September 30, 2004 to approximately 8% during the current fiscal year. Gross profit increased by approximately 141% or $1,418,000 from $1,006,000 in fiscal year 2004 to $2,424,000 in fiscal year 2005. The increase in gross profit results from our increased revenue from product sales during the current fiscal year.

Selling and administrative expenses for the current year were approximately $2,439,000, a decrease of approximately $217,000, or 8%, as compared to fiscal year 2004. The decrease was a result of our continued effort to minimize overhead expenses while maintaining revenue gains from our partner and channel distribution strategy. The change from a direct sales approach to one of a support role for our OEM partners sales forces continued during the fiscal year, which reduced wage expense related to direct selling, while increasing the expense related to marketing and sales support for our OEM partners distribution channels. The Company intends to continue expansion of the sales and marketing support areas to train both technical support teams and sales forces for our current and future distribution, and business partners.

Depreciation and amortization expense for the fiscal year of $19,000 showed an increase of approximately 94%, or $9,200, as compared to fiscal year ended September 30, 2004. The depreciation expense increase is due to additional office and test equipment purchased during the current fiscal year.

Research and development expense for the current year was approximately $474,000 as compared to approximately $284,000 for fiscal year 2004. This increase is part of the ongoing plan to stabilize the product line, while adding features and upgrades and additional partner product integration to the original HSM software products. During the current fiscal year, we completed and certified our Managed Server HSM with EMC Centera, creating Managed Server HSM Centera Proven Edition. During the current fiscal year we also certified our Managed Server HSM products with IBM Tivoli storage resource manager. We now offer Managed Server HSM Tivoli Edition. During the current fiscal year, we also developed, through a development outsourcing contract, a direct CIFS connection technology to connect Novell NetWare servers to Microsoft Windows servers. This contract was started and completed during the year for a total price of $50,000. We began new research and development projects during the second half of the current year and plan to continue the research and development program at an increased rate during the coming year. As projects complete and become viable we expect to capitalize portions of the development expense during the upcoming fiscal year. We have also added additional consulting development resources during the current fiscal year which contributed to the increase in research and development expense during the current fiscal year. These development project completions have added to our ability to gain additional market access through the sales and distribution channels of companies like EMC, IBM and Computer Associates.

There was no other income during the current fiscal year. The current fiscal year included approximately $263,000 of interest expense related to borrowing balances, which is an increase in interest expense of approximately $63,000 over fiscal year 2004. Approximately $101,000 of the total fiscal year interest expense was non cash debt discount representing the warrant expense for debt, which is being expensed over the term of the debentures and loan.

LIQUIDITY AND CAPITAL RESOURCES

Cash balance for the quarter ended June 30, 2006 of approximately $374,000 showed an increase of approximately $154,000, or 70%, as compared to the cash balance at year end September 30, 2005. Increase in cash was due to a private placement investment of $600,000 for 697,674 shares of the Company’s common stock offset by cash utilized during the period, primarily from cash loss from operations of $443,045.

During July 2004, the Company received $750,000 from a two year secured loan from Renaissance Capital Group managed funds. Interest is being paid at 7% in monthly installments based on the outstanding principal balance. As part of the funding, the Company issued five year warrants to purchase an aggregate of 1,415,094 shares of Common Stock at an exercise price of $0.53 per share. During February 2006, the Company issued to the Renaissance Capital Group managed funds an aggregate of 150,000 warrants to purchase the Company’s common stock at $0.86 per share in consideration of an agreement to extend the $750,000 loan payable maturity date for an additional 18 months. The new maturity date for the notes will be January 19, 2008. The Company will continue to pay 7% interest on a monthly basis based on the then current outstanding principal balance. The estimated value of the warrants of $77,663 was recorded on the Company’s financial statements as debt discount and will be amortized over the term of the extension.

During September 2004, the Company issued 340,136 shares of common stock to Fusion Capital Partners, LLC. as commitment shares in conjunction with a stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement $10,000 of our common stock up to an aggregate of $6,000,000. The $6,000,000 of common stock is to be purchased over a 30-month period, subject to a three month extension or earlier termination at the Company’s discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of the Company’s common stock in the event that the market price of the common stock is less than $0.25 per share. Fusion’s obligations under the stock purchase agreement are conditioned on the Company having an effective registration statement covering the resale of the shares issued to Fusion Capital. As of the date of this filing, the registration statement has been declared effective and the common stock purchase agreement will be completed and effective by calendar year end adding a very important financing resource for the Company. The Company has the right to utilize this financing on an as needed basis for funding of operations.

Pursuant to a Renewal and Modification Agreement dated October 28, 2005, the lender agreed to extend the maturity date of the two 6% Convertible Debentures dated November 27, 2002 in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, the Company agreed to grant to the lender a five-year warrant to purchase 175,000 shares of Company Common Stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant ($166,093) was recorded on the Company financial statements as debt discount and will be amortized over the term of the extension.

If the Company’s revenue projections for 2006 are not met, the operating plan calls for additional expense reductions in all non-technical and sales related functions. Without an increase in revenues during the remainder of the calendar year, the Company will reduce expenses to compensate for lack of continued revenue growth. No assurances can be given that the Company can achieve increased revenues or achieve profitability in 2006. The Company will require additional financing in order to expand its business and continue operations. Our working capital requirements in the foreseeable future will depend on a variety of factors including our ability to implement our sales and marketing plan. There can be no assurance that we will be able to successfully negotiate or obtain additional financing or the terms thereof. Our ability to obtain additional capital will be dependent on the implementation of our business plan, market conditions, the national economy and other factors outside our control. If adequate funds are not available or are not available at acceptable terms, our ability to finance our expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited. The failure to secure necessary financing will have a material adverse effect on our business, prospects, financial condition and results of operations.

Critical Accounting Policies and Estimates

We have identified the following critical accounting policies and estimates that affect our more significant judgments and estimates used in the preparation of our financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires that we make estimates and judgments that affect the reported amounts of assets and liabilities. We evaluate those estimates on an ongoing basis, including those related to asset impairment, contingencies and litigation. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions. We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of our financial statements.

We review our long-lived assets, which include property and equipment and capitalized software, for possible impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than its carrying value, we record a write-down to reduce that asset to its estimated fair value. The fair value is determined based on discounted cash flows or appraised values depending on the nature of the asset.

Research and development costs, which consist primarily of software development costs, are expensed as incurred. Statement of Financial Accounting Standards No. 86, “Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS 86”), provides for the capitalization of certain software development costs incurred after technological feasibility of the software is established. As of June 30, 2006, the Company has capitalized approximately $325,000 of such software development costs. The Company expects to continue research and development projects into the future along with additional capitalized development as projects reach proof of concept stages of development. The current net balance of capitalized software is approximately $141,690. In the current fiscal year the Company has not capitalized any new software development. Software capitalization is stated at cost. Amortization is computed on the straight-line and accelerated methods based upon the estimated useful life of the asset, primarily seven years. During the nine months ended June 30, 2006, the Company had approximately $353,082 in R & D expense compared to approximately $363,990 in the prior year nine month period. The Company will continue the R & D program into the future as new products are developed and integrated into our data management suite of solutions.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. We enter into certain arrangements where we are obligated to deliver multiple products and/or services (multiple elements). In these transactions, we allocate the total revenue among the elements based on the sales price of each element when sold separately (vendor-specific objective evidence).

Revenue for products licensed to original equipment manufacturers (OEMs), and perpetual licenses for current products in our server based data management suite of products is recognized as products are shipped. If annual service is a part of the sale agreement that portion of the revenue is recorded as unearned due to undelivered elements including, annual telephone support and the right to receive unspecified upgrades/updates of our data management products on a when-and-if-available basis. Unspecified upgrades, or patches, are included in our product support fee. The upgrades are delivered only on a when-and-if-available basis and as defined in SOP 97-2 are considered PCS. Vendor-specific objective evidence does exist for these services in the aggregate; however, no vendor-specific objective evidence exists for the unspecified upgrades on a stand-alone basis. When-and-if-available deliverables should be considered in determining whether an arrangement includes multiple elements; however, SOP 97-2 states that if sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, and if the only undelivered element in an arrangement is PCS, the entire fee for the support should be recognized ratably. Because the timing, frequency, and significance of unspecified upgrades/updates can vary considerably, the point at which unspecified upgrades/updates are expected to be delivered should not be used to support income recognition on other than a straight-line basis. As such, the Company recognizes the product support fee consisting of PCS and unspecified upgrades/updates ratably over the service contract period.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2005, the Financial Accounting Standards Board (FASB) issued Statement No. 154 (“SFAS No. 154”), “Accounting Changes and Error Corrections”, which replaced Accounting Principles Board Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Changes in interim Financial Statements.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principles and changes required by a new accounting standard when the standard does not include specific transition provisions. Previous guidance required most voluntary changes in accounting principle to be recognized by including in net income of the period in which the change was made the cumulative effect of changing to the new accounting principle. SFAS No. 154 carries forward existing guidance regarding the reporting of the correction of an error and a change in accounting estimate. SFAS No. 154 became effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

BUSINESS

OVERVIEW

We develop and manufacture software solutions that store, manage, and safeguard large quantities of data created in a business and application settings. Our software for Microsoft Windows 2000 and 2003 and Novell NetWare environments enable organizations to maximize storage resources, reduce backup and recovery time and control file retention and are available worldwide through commercial distributors, value-added resellers, systems integrators and Original Equipment Manufacturers (“O.E.M.”) partners.

We were organized in 1983 as Interscience Computer Services, Inc. to be a third-party provider of maintenance services for computer hardware and related peripheral equipment. During 1998 and 1999 the hardware maintenance and high speed printing toner and fusing agent businesses were sold. On September 17, 1999, we acquired certain assets (the “Camino Assets”) from Camino Software Systems, Inc. (“Camino”) for 468,000 shares of our common stock and the assumption of $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., the Highway Server hierarchical data storage management (“HSM”) software, certain business contracts and intangible personal property. On April 17, 2000, we changed our name to CaminoSoft Corp. to reflect the change to a software sales and development firm.

In November 2001, we entered into a non-exclusive licensing and distribution agreement with Novell, Inc., which allowed Novell and its distribution channel partners to sell CaminoSoft’s suite of software solutions.

In January 2002, our “managed server and storage server” products for Novell NetWare operating systems were included for distribution on the Novell product price list. As of June 30, 2003, the products were removed at our request from the Novell price list and a new agreement, allowing Novell sales personnel to sell and promote our products, is now in place. We actively participate in Novell’s “technology partner” and PartnerNet “marketing partner” programs.

In July 2002, our products were certified as “ca smart,” Computer Associates’ certification for compatibility with its BrightStor Portal and ARCserve line of enterprise storage management solutions. We also became a Computer Associates “partner,” which opens up additional distribution channels for our products in conjunction with Computer Associates enterprise software.

In July 2002, our Managed Server HSM™ for Windows 2000 and 2003 operating systems received certification for compatibility from Microsoft. We are a member of the Microsoft “certified partner” program, which allows distribution partners to sell and distribute our Windows 2000/2003-based products.

In February 2003, we entered into a licensing and distribution agreement with Legato Systems, Inc. for marketing, distribution, future development and customer service of certain Legato products for Novell NetWare operating systems. The products specified are “Standby Server™ “ for NetWare, “SnapShotServer™ “ for NetWare, and “OFFSite Archive™ “ for NetWare. Legato has transitioned all customer service to us as of February 2003. We now have a broad base of products and solutions for the Novell NetWare storage market, which include failover, fault tolerance, mirroring, offsite archiving, and improved disaster recovery. We continue to sell and service these Novell NetWare specific products currently.

In March 2003, we entered into a distribution agreement with Ingram Micro Inc., pursuant to which Ingram Micro will distribute our storage management products for NetWare and Windows 2000/2003 and our acquired Legato products for NetWare in North America.

In June 2003, we released a new version of OFFSite Archive for NetWare. OFFSite Archive 3.0 is the first of a suite of products to be enhanced and released under the CaminoSoft name. The product provides a solution for offsite disaster-recovery for Novell server-based networks by maintaining asynchronous replicas of mission-critical enterprise data in a secure, offsite location, thereby keeping the information protected and available.

In February 2004, we joined EMC Corporation’s Centera Partner Program and completed the integration of The Managed Server storage management - Centera Edition with the EMC Centera Compliance Edition content addressed storage or CAS solution. EMC Centera represents an entirely new software-driven storage architecture specifically designed to address the information storage requirements of unchanging digital assets, such as print and mail electronic “reference” documents.

In February 2004, we completed the development of a product named Managed Client HSM™ for Windows XP. Based on CaminoSoft’s Managed Server HSM for Windows 2000/2003 solution, selected as a SIIA 2004 Codie Award “Best Storage Software” finalist, this innovative Windows XP-based product brings vital storage management capabilities to popular Microsoft desktops.

In May 2004, we joined Hewlett Packard’s Information Lifecycle Management Partner Program. Our Managed Server HSM software provides a solution for automatically handling reference file dispersal and retention based on a consistent set of administrative management policies. By combining our software with the HP StorageWorks solutions and services portfolio, organizations may simplify and better control the provisioning and utilization of their data storage resources.

On June 30, 2005, we signed an OEM licensing and distribution agreement with Computer Associates International for our Managed Server HSM for Windows 2000 and 2003, Managed Server Library Edition and Managed Server HSM for Windows XP products. The OEM agreement allows Computer Associates to distribute these products under the BrightStor suite of storage management products for Computer Associates.

In July 2005, we certified our suite of HSM products for use with the nStor line of SATA based storage hardware. nStor’s hardware products are now certified to work with our suite of storage management products to provide Information Lifecycle Management storage hardware and software solutions.

In July 2005, we received “Ready for IBM Tivoli Software” certification for the HSM suite of data management products for use with IBM Tivoli storage infrastructures. We are currently distributing Managed Server HSM Tivoli Edition for use in IBM Tivoli back up and storage environments.

In August 2005, we did a second round of formal certification with EMC Centera compliance and non compliance storage for our Managed Server HSM products. We tested our software products with a third party testing firm and was awarded “Centera Proven Edition” status for our HSM products. This EMC certification signifies to storage clients and prospects that our software is certified and approved for use with EMC Centera data storage devices.

OUR PRODUCTS

Our products are designed to meet the storage management needs of small, medium, and enterprise organizations. We serve markets which produce and manage large amounts of data such as Banking, Financial Services, Healthcare, Legal Services, Engineering and Architectural Services, Federal and State Government, and Higher Education. We believe that our products and solutions enable organizations to (a) reclaim expensive storage resources, (b) reduce manual intervention in managing files, (c) reduce the amount of time needed for back-up and recovery, (d) establish automated policies for compliance with new laws and regulations governing data retention, and (e) set up data lifecycles for different types of information in production environments.

Managed Server HSM

Our Managed Server HSM software provides a solution for data management. Designed to meet the data storage management requirements for local area networks (“LAN”), wide area networks (“WAN”), and intranet environments, Managed Server HSM offers the ability to manage files on Microsoft Windows and Novell NetWare servers in environments where mass storage devices are deployed.

Our Managed Server HSM can accommodate large volumes of information. We have partnered with The Messaging Architects’ to provide a Novell GroupWise e-mail archiving solution. Their GWArchive product in conjunction with Managed Server HSM, addresses the archival and compliance needs of GroupWise e-mail users. For GroupWise customers who just want to manage the growth of their e-mail file attachments, as opposed to archiving and content searching, Managed Server HSM can manage GroupWise attachments as it does normal data files.

Our Managed Server HSM-Centera Proven Edition provides organizations with a storage hierarchy capable of significant expansion, while addressing regulatory requirements for data retention. Once relegated to optical disks, tape archives, or file cabinets, fixed content data is now being driven to Content Addressable Storage (“CAS”) solutions. Organizations running Novell NetWare and Microsoft Windows server environments can implement a structured, online data repository through which they can manage, access, and protect their fixed content data. All of the standard benefits of Managed Server HSM are now available for users of the EMC Centera. By applying a consistent set of policies, network system administrators can control the migration, location, and retention of files throughout their lifecycle across all storage tiers, including high-performance storage area network (“SAN”) and network attached storage (“NAS”) subsystems, general purpose disk arrays, and EMC Centera archives. Files migrated in such a way tend to become more fixed in nature over time as they move along the storage hierarchy. The Centera system’s combined features of fixed content optimization, high availability, scalability, and cost effectiveness make it very attractive as an archive solution for controlling the otherwise explosive growth of an organization’s primary storage infrastructure.

Our Managed Server HSM-Tivoli Edition directly operates with IBM Tivoli Storage Manager. It also provides a straightforward, cost effective solution for managing data storage across multiple tiers of storage, including Tivoli storage pool devices, SAN’s, RAID subsystems, NAS target appliances and general purpose servers. Managed Server HSM Tivoli Edition allows organizations to leverage existing investments in Tivoli software and hardware resources by making use of the storage capacity, high availability, security, and protection provided the Tivoli Storage Manager policies and infrastructure. It also allows organizations to better plan contemplated investment in Tivoli software and hardware by making available an automated multi-tiered storage environment based on the current and planned data growth of the organization.

StandbyServer for NetWare

StandbyServer for NetWare is a server mirroring solution for NetWare servers that connect one or more primary servers to a standby machine. If a primary server fails, due to hardware or software failure, the standby machine automatically takes over and makes the mirrored data and network services available to users in just a few moments. Data is mirrored between the servers using a dedicated high-speed link, creating a fully redundant system that protects users against both hardware and software failures. The StandbyServer configuration consists of three main elements: a primary server, a standby server, and the communications path that connects them. The disk devices in the standby machine are treated as external disk systems to the primary server.

OFFSite Archive for NetWare

OFFSite Archive for NetWare is an electronic data vaulting and disaster recovery product for NetWare servers that protect data in the event of a disaster by electronically transferring a stable point-in-time image of the data to an offsite location. OFFSite Archive automatically transfers data to be protected from a source server to a target server using the IPX or IP protocol over a LAN, WAN, or Internet connection. The latest version of OFFSite Archive allows multiple source servers to mirror data to a single remotely-located target server. OFFSite Archive uses SnapShotServer for NetWare (discussed below) technology to create snapshots of protected volumes of data. Each snapshot contains all of the data, or a pointer to the data, on the source server’s protected volume at the instant the snapshot was taken. This snapshot is then transferred from the source server to the target server. Through an initial synchronization, all of the data on the source server is mirrored to the target server. Then, after the initial synchronization, only the delta changes are sent to the target server. Since OFFSite Archive does not mirror data in real-time, a high-speed communications link is not required.

SnapShotServer for NetWare

SnapShotServer for NetWare gives an administrator more control of the back-up process. With the capability to capture live data at any time with SnapShotServer, open files or “live” databases can be backed-up at the administrator’s convenience. The program creates “snapshot” images of “live” data volumes at administrator-defined intervals. These snapshots can then be mounted as regular NetWare volumes and backed up by any NetWare approved back-up utility. When taking a snapshot of a volume, SnapShotServer creates a virtual image of the volume; there is no actual duplication of the entire volume. If changes are made to the original data after taking the snapshot, the program makes a copy of the original data before it is changed and stores that copy in its buffer. This buffer and the unchanged portions of the disk make up the snapshot volume, which provides a virtual image of the volume as it was at the time the snapshot was taken. SnapShotServer works with both StandbyServer and OFFSite Archive.

OUR STRATEGY

Our goal is to be a leading supplier of data management solutions that work seamlessly with major operating system and storage vendors’ hardware and software solutions and deliver advanced storage management for small, medium, and enterprise organizations.

As part of our current strategy:

•	We intend to continue to increase and leverage our base of partners, including OEMs, distributors, and value-added resellers (VARs).

•	We intend to further expand our international presence and partner base worldwide.

•	We intend to continue to focus on systems integrators and other strategic partners to open new avenues of distribution for our products and solutions.

•	Working at the field sales level with our strategic partners, we intend to leverage their expertise to provide joint solutions to their customer base.

COMPETITION

The competition in the storage systems market consists of a small group of leading vendors, such as EMC, Hewlett Packard, IBM, Hitachi Data Systems, and Network Appliance, and a cadre of hardware and software companies who OEM, remarket, or aggregate storage products from third parties.

Our products compete in the data management software segments. The cost barriers for entry into these markets are relatively low, which means our competitors can range from small companies with limited resources to large, more established companies with substantial resources. Some competitors have substantially greater financial, technical, marketing, sales, distribution, and personnel resources.

SALES AND MARKETING STRATEGY

Our sales and marketing strategy is to further establish strong partnerships with storage vendors and storage channel partners worldwide in order to introduce and promote joint solutions. We have been targeting large Novell NetWare and GroupWise customers with Managed Server HSM for NetWare and now also are using the same strategy to target organizations using Microsoft Windows operating systems.

Strategic Partnerships

To take advantage of the large NetWare customer installed base, we have partnered with firms such as Novell, Computer Associates, and EMC to solicit introductions into their accounts as an approved technology partner. We receive numerous leads generated from Novell’s website as a result of our partnership, whereby visitors to their website can search for third-party NetWare solutions and are provided access to our website link. We are also engaging Novell sales and service engineers at the field level to gain introductions and access to their accounts. Our ability to support both Netware and Windows is an advantage no matter which operating system an account wishes to acquire.

We partner with EMC to promote joint sales of their Centera (magnetic WORM compliance) subsystem through Managed Server HSM - Centera Proven Edition, which is EMC certified through strict independent testing. EMC selected Veritest to perform integration testing for EMC Centera, which utilize a range of rigorous test criteria designed by EMC and Veritest to ensure each certified partner meets a very high level of quality and operability.

The certification of Managed Server HSM for Windows 2000 and our partnership with Microsoft was another milestone in our strategic plan for multi-platform distribution. Adding support for Windows 2003 servers has opened up new partnering opportunities with other strategic storage vendors.

The first strategic partnership to specifically utilize Managed Server HSM for Windows technology and the most important strategic partnership developed during the current fiscal year is the OEM Licensing and Distribution Agreement signed on June 30, 2005, with Computer Associates. As of the date of this filing Computer Associates has launched BrightStor HSM for Windows using a private labeled version of our HSM for Windows technology. The Company is currently working with Computer Associates to train the technical and sales personnel who will be selling and promoting this new BrightStor storage platform offering. The Company intends to further develop and promote this relationship during the fiscal year to include additional Company products and additional integration with the Computer Associates other BrightStor storage related products.

IBM has certified our Managed Server products with Ready for IBM Tivoli Software validation. The Company can now offer its suite of data management solutions for use in existing and future IBM Tivoli Storage Manager environments. Managed Server HSM Tivoli Edition will provide users of Tivoli back up and Tivoli storage pools the full range of benefits provided by automated multi-tiered HSM. Our strategic plan includes leveraging these capabilities and IBM’s distribution channel to help the Company promote this relationship and new product offerings in the upcoming fiscal year.

Channel Partnerships

In addition to working with large storage vendors to gain assess to their installed base of customers, CaminoSoft is expanding its value added reseller (“VAR”) program to recruit high-end storage resellers, VARs, and Systems Integrators to do the same with their customer base. During the prior fiscal year we announced a Premier Reseller program to target these high-end channel partners with a goal of having broad geographic and industry coverage.

Working with our strategic partner storage vendors, we intend to bring on additional non-exclusive distributors worldwide that support our strategy and open new markets for our ILM solutions. The strategic partner relationships developed during the current fiscal year will also open additional distribution channels not previously available to the Company.

Technology Partnerships

To assist us in providing as much of a complete solution as possible for our target markets and clients, we will continue to establish technology partnerships that broaden our product portfolio. We signed an integration and distribution agreement with Pegasus Disk Technologies to distribute InveStore archive management software drivers for UDO, magneto-optical, and DVD management. The Company also completed certification testing and announced solutions combining Managed Server HSM for NetWare and Windows 2000/2003 with nStor’s NexStor® 4700 Serial ATA data storage systems. The combination provides users with reliable lower cost storage, and increased data availability for storing migrated information from expensive production storage.

We have also established partnerships with two firms that provide e-mail archiving solutions: The Messaging Architects (Novell GroupWise e-mail systems) and Executive Technologies (Microsoft Exchange/Outlook email systems). Together, we provide the basic platform for e-mail and electronic document retention policy compliance.

EMPLOYEES

We currently employ 11 people full time and 5 full time consultants.

PROPERTY

As of June 30, 2006, we lease one office facility in Westlake Village, California for the Company’s executive offices pursuant to a lease extension expiring January 31, 2008, at a rental rate of $10,036 per month.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

MANAGEMENT

The following table and text set forth the names and ages of all directors and executive officers of our company as of June 30, 2006. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships between or among the directors, executive officers or persons nominated or charged by our company to become directors or executive officers. Executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

As of June 30, 2006, the directors and executive officers of the Company are as follows:

Name	Age	Position
Robert Pearson	70	Director
Robert Degan	68	Chairman of the Board
Stephen Crosson	47	Chief Financial Officer, Chief Operating Officer, Secretary & Director
Russell Cleveland	67	Director
Michael Skelton	58	Chief Executive Officer, Director
Lee Pryor	69	Director

Robert Pearson, Mr. Pearson, who became a director in 1997, has been associated with Renaissance Capital Group (“RCG”) since April 1994. RCG is the investment advisor of the largest shareholders of the Company. Presently, Mr. Pearson serves as a Senior Vice President and Director of Corporate Finance of RCG. He served as Executive Vice President of the Thomas Group from May 1990 to March 1994. For 25 years, Mr. Pearson held various senior management positions at Texas Instruments, including Vice President of Finance from October 1983 to June 1985. Mr. Pearson holds directorships in the following companies: Poore Brothers, a manufacturer of snack food products; Advanced Power Technology, Inc., a power semiconductor manufacturer; eOriginal, Inc., a privately owned developer of technology and software for creation of electronic contracts; Laserscope, Inc., a marketer and manufacturer of lasers for medial use; and Simtek Corporation, a fables semiconductor company that designs and markets non-volatile static random access memories.

Robert Degan, Mr. Degan became a director in January 2001 and was named Chairman in March 2006. From 1989 to 1996, Mr. Degan was President and Chief Executive Officer of Tylink Corporation, a private company, which designs, manufactures and markets digital access products. In August, 1996, Tylink Corporation was acquired by Sync Research a public company. From August 1996 to December 1996 Mr. Degan was Executive Vice President of Sync Research. From 1997 to 1998, Mr. Degan was Chairman, President and Chief Executive Officer of Summa Four Inc., a public company, which is a leading provider of switching platforms. In November 1998 Summa Four, Inc. was acquired by Cisco Systems, Inc. From November 1998 through December 1999 Mr. Degan was General Manger of the Enhanced Services and Migration business unit of Cisco Systems, Inc. From January 2000 to the present Mr. Degan has been a private investor. Mr. Degan holds a directorship with Overland Storage, a data storage manufacturing firm and Flexi International, both NASDAQ companies.

Stephen Crosson, Mr. Crosson joined the Company in March 1985 and was manager of accounting and government contracts and logistics. In September 1989, Mr. Crosson became a financial analysis officer with First Interstate Banks Controller’s office. In March 1992, Mr. Crosson returned to the Company as Director of Operations. In April 1995, he became Vice President of Operations. In January of 1997, Mr. Crosson became Corporate Secretary and in April 1998 he became Chief Operating Officer and Treasurer. In January 2003, Mr. Crosson became the Chief Executive Officer, and in August 2003, Mr. Crosson was elected a director. In April 2004, Mr. Crosson became the Chief Financial Officer.

Russell Cleveland, Mr. Cleveland became a director in February 2004. Mr. Cleveland is the President, Chief Executive Officer, sole director, and the majority shareholder of the RENN Group, Inc. Mr. Cleveland has been with RENN Group in these capacities for over ten years since the first fund was formed in 1994. He is a Chartered Financial Analyst with more than 35 years experience as a specialist in investments for smaller capitalization companies. A graduate of the Wharton School of Business, Mr. Cleveland serves on the Boards of Directors of Renaissance US Growth Investment Trust PLC, BFS US Special Opportunities Trust PLC, Renaissance Capital Growth & Income Fund III, Inc., Integrated Security Systems, Inc., Tutogen Medical, Inc., Digital Recorders, Inc., and Cover-All Technologies, Inc.

Michael Skelton, Mr. Skelton joined the Company in April 2004 as the Chief Executive Officer. From August 2001 to April 2004, Mr. Skelton was an interim executive management consultant working with public and private technology companies. From 1987 to 1992, Mr. Skelton was Vice President and General Manager of TAB Products Co. a records management company. From 1993 to 1995, Mr. Skelton was Vice President of Sales and Marketing for SCO Inc., a company that provides UNIX operating system software. From 1996 to 1997 Mr. Skelton was President and C.E.O. of TracePoint Technology, Inc., a provider of software developer tools. From 1998 to 1999, Mr. Skelton was Vice President of Sales for NetManage, Inc., a provider of enterprise application integration software and services. From January 2000 to July 2001, Mr. Skelton was President and C.E.O. of Menta Software, Ltd., which provided technology to web enable Microsoft Windows applications.

Lee Pryor, Mr. Pryor became a director in March 2006. Mr. Pryor is founder and chief executive officer of Interventures, LLC, an advisory and coaching services firm assisting start-up and late-stage entrepreneurial companies. During the past five years Mr. Pryor has provided advisory services to businesses for strategy evaluation, marketing programs and management best practices. Mr. Pryor also gives speeches on management and entrepreneurship and provides seminars and workshops on the topics of management, marketing and strategy to his clients. Mr. Pryor attended Johns Hopkins University, the U.S. Naval Academy, and Northwestern University. He is a frequent speaker at venture capital conferences, association meetings, and business schools on such topics as strategy, leadership, and managing for success.

FAMILY RELATIONSHIPS

There are no family relationships between or among the directors, executive officers or persons nominated or charged by us to become directors or executive officers.

MEETINGS; ATTENDANCE; COMMITTEES

The Board has an Audit Committee. The duties of the Audit Committee include (i) recommending to the Board the engagement of the independent auditors, (ii) reviewing the scope and results of the yearly audit by the independent auditors, (iii) reviewing our system of internal controls of procedures, and (iv) investigating, when necessary, matters relating to the audit functions. It reports to the Board concerning its activities. The current members of this Committee are Messrs. Pryor and Degan. The Audit Committee held 6 meetings during the fiscal year ended September 30, 2005.

The Board also has a Compensation Committee. The Compensation Committee makes recommendations to the Board concerning compensation and other matters relating to employees. The Committee also grants options under, and administers, our Stock Option Plan. The current members of the Committee are Messrs. Degan and Pryor. The Compensation Committee held two meetings during the fiscal year ended September 30, 2005.

DIRECTOR COMPENSATION

Directors do not receive any annual compensation. Outside directors receive $1,000 each for each meeting attended and reimbursement for out-of-pocket expenses for attending meetings. Mr. Pearson and Mr. Cleveland have waived the meeting fees. During the fiscal year ended September 30, 2005, the directors waived director fees for meetings held between October 2004 and August 2005.

EMPLOYMENT AGREEMENTS

During the fiscal year ended September 30, 2004, the Company entered into an employment agreement with Michael Skelton (C.E.O. & Director), whereby Mr. Skelton will receive $14,000 per month salary for an indeterminate period of time. The contract may be terminated by the Company or Mr. Skelton at any time. If Mr. Skelton is terminated without cause he will receive salary and benefits for up to 6 months after termination. During the fiscal year ended September 30, 2005, the Company reimbursed Mr. Skelton $24,000 for apartment rental expense. The rental reimbursement expired during October 2005 and was not extended.

During the fiscal year ended September 30, 2003, the Company entered into a two year employment agreement with Mr. Stephen Crosson to be Chief Executive Officer of the Company reporting to the Chairman of the Board of Directors. The original contract was for two years beginning August 1, 2003, with an annual salary of $150,000 per year with the possibility of bonuses at the discretion of the Board of Directors. Subsequently the agreement was amended on April 19, 2004 and Mr. Crosson is currently the Chief Financial Officer and Chief Operating Officer of the Company and will receive $12,500 per month for an indeterminate period of time. The contract may be terminated by the Company or Mr. Crosson at any time. The contract includes a bonus fee of 1% of any acquisition price or licensing fee over $1,000,000 paid to the Company. If Mr. Crosson is terminated without cause he will receive salary and benefits for up to 6 months after termination.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company for its fiscal years ended September 30, 2005, 2004, and 2003 to its Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”). No other executive officer received compensation which exceeded $100,000 for the fiscal year ended September 30, 2005.

ANNUAL COMPENSATION					Long Term Compensation Awards Securities Underlying Options SARs
NAME AND PRINCIPAL POSITION	FISCAL YEAR ENDED SEPTEMBER 30,	SALARY	BONUS	ALL OTHER COMPENSATION
Michael Skelton,	2005	$168,000	39,000	—	—
Chief Executive Officer	2004	$168,000	—		1,400,000
Stephen Crosson,	2005	$150,000	39,000	—	100,000
Chief Financial Officer, Chief Operating Officer,	2004	$150,000	—	—	300,000
Corporate Secretary & Director	2003	$137,500	—	—	200,000

OPTION GRANTS IN 2005

The following table sets forth certain information regarding option grants to the Named Executive Officers during the fiscal year ended September 30, 2005.

NAME	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees In 2005	Average Exercise Price Per Share	Expiration Date
Michael Skelton	—	—	—	—
Stephen Crosson	—	—	—	—

OPTION EXERCISES AND FISCAL YEAR-END VALUES

	Shares		Number of Securities Underlying Unexercised		Value of Unexercised in the Money
	Acquired	Value	Options at Year-End		Options at Year-End
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Skelton	—	—	—	—	—	—
Stephen Crosson	—	—	—	—	—	—

There were no options exercised by the Named Executive Officers during fiscal year 2005.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer and principal accounting officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of June 30, 2006 by (I) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock; (ii) each of the Company’s directors; (iii) the named Executive Officers; and (iv) executive officers and directors of the Company as a group:

NAME AND ADDRESS(2)	COMMON STOCK(1)
	NUMBER OF SHARES		PERCENTAGE OF OUTSTANDING(3)
Robert Pearson (4) c/o Renaissance Capital Group 8080 N. Central Expressway Suite 210 Dallas, Texas 75206	—		—

Robert Degan	268,000	(5)	1.85

Russell Cleveland (4) c/o Renaissance Capital Group 8080 N. Central Expressway Suite 210 Dallas, Texas 75206	—		—

Lee Pryor	—		—

Stephen Crosson	1,305,770	(6)	8.52

Michael Skelton	391,785	(7)	2.68

Renaissance Capital Growth & Income Fund III, Inc. (“Renaissance Capital”) 8080 N. Central Expressway Suite 210 Dallas, Texas 75206	5,262,893	(8)	32.95

Renaissance US Growth & Income Trust PLC (“Renaissance US”) 8080 N. Central Expressway Suite 210 Dallas, Texas 75206	4,609,364	(9)	29.08

BFSUS Special Opportunities Trust PLC (“BFS US”) 8080 N. Central Expressway Suite 210 Dallas, Texas 75206	7,003,949	(10)	36.98

All executive officers and directors as a group (6 persons)	1,965,555		12.33

(1)
As used herein, the term beneficial ownership is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power and/or sole or shared investment power subject to community property laws where applicable.

(2)	Except as indicated, the address of each person is c/o the Company at 600 Hampshire Road, #105, Westlake Village, California 91361.

(3)	Based on 14,258,756 shares of Common Stock outstanding, as of June 30, 2006.

(4)
Does not include any shares owned by the Renaissance Capital, Renaissance US and BFS US, (the “Renaissance Funds”) described in the table. Messrs Pearson and Cleveland are executive officers of Renaissance Capital Group, Inc. (“RCG”) which is the investment advisor to the Renaissance Funds and the investment manager of Renaissance US.

(5)
Includes currently exercisable options from the Company to purchase 50,000 shares at $.95 per share, 35,000 shares at $.61 per share, 85,000 shares at $.44 per share, and 85,000 shares at $0.41 per share.

(6)
Includes currently exercisable options to purchase 48,000 shares from the Company at $.56 per share, 120,000 shares from the Company at $3.87 per share, 60,000 shares from the Company at $5.00 per share, 120,000 shares from the Company at $1.55 per share, 50,000 shares from the Company at $.95 per share, 100,000 shares from the Company at $.61 per share, 100,000 shares from the Company at $.44 per share, options to purchase 300,000 shares from the Company at $0.55 per share, options to purchase 85,000 shares at $0.41 per share and options to purchase 100,000 shares from the Company at $1.14 per share.

(7)	Includes currently exercisable options from the Company to purchase 350,000 shares at $0.63 per share. Does not include 1,050,000 options not currently exercisable.

(8)
RCG is the investment advisor of the Renaissance Funds. The Common Shares deemed to be beneficially owned by RCG are comprised of 3,539,414 shares of our Common Stock, options to purchase 26,500 shares at $0.95 per share, options to purchase 18,550 shares at $0.61 per share, options to purchase 38,250 shares at $0.44 per share, options to purchase 37,400 shares at $0.41 per share, warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share and warrants to purchase 50,000 shares at $0.86 per share. All of such securities are owned by the Renaissance Funds as described herein.

(9)
RCG is the Investment Manager of Renaissance US. The Common Shares deemed to be beneficially owned by the Renaissance US are comprised of 3,006,585 shares of Common Stock and warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share and warrants to purchase 50,000 shares at $0.86 per share.

(10)
RCG is the Investment Advisor for BFS US. The Common Shares deemed to be beneficially owned by BFS US are comprised of 2,312,818 shares of Common Stock and 3,088,352 shares of Common Stock issuable upon conversion of an aggregate of $1,750,000 of 6% Convertible Debentures at a weighted average conversion price of $0.63 per share. Also includes warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share and warrants to purchase 50,000 shares at $0.86 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 27, 2002, we issued to BFS US a $1,000,000 6% Convertible Debenture Agreement (the “2002 Debenture”). The full amount was drawn during the fiscal year ended September 30, 2003. Interest of 6% per annum is payable in monthly installments for three years based on the unpaid principal balance. The 2002 Debenture initially matured on November 27, 2005. The 2002 Debenture is convertible at the option of the holder into shares of our Common Stock with an initial conversion price at $1.00. However, if the five (5)-day average closing price for our Common Stock immediately prior to a disbursement is below $1.00, such five (5)-day average shall become the Conversion Price.

During July 2003, we issued to BFS US a $750,000 6% Convertible Debenture (the “2003 Debenture”). The full amount was drawn during the fiscal year ended September 30, 2003. Interest at a rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The 2003 Debenture initially matured on November 27, 2005. The 2003 Debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with an initial conversion price of $0.50 per share. However, if the five day average closing price for the Common Stock immediately prior to each disbursement is below the $0.50 initial conversion price, the average closing price for such period shall become the conversion price.

Pursuant to a Renewal and Modification agreement dated October 28, 2005, we negotiated an extension of the 2002 and 2003 Debentures referenced above with a total principal balance of $1,750,000. The lender agreed to extend the maturity date of the 2002 and 2003 Debentures dated November 27, 2002 and July 2003 respectively, in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, we granted the lender a five-year warrant to purchase 175,000 shares of our Common Stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant of $166,093 was recorded on our financial statements as debt discount and is being amortized over the term of the extension.

On December 18, 2003, we issued to BFS US and Renaissance US, in a private placement, an aggregate of 3,243,243 shares of common stock and 5 year warrants to purchase an aggregate of 3,243,243 shares with 50% of the warrants at an exercise price of $0.74 per share and 50% at an exercise price of $1.11 per share for $1,200,000. The investors are affiliated with Renaissance Capital Group, Inc. See “Security Ownership of Certain Beneficial owners and Management and Related Stock Holder Matters.”

On February 21, 2006, we issued to BFS US and Renaissance US an aggregate of 697,674 shares of common stock at a price of $0.86 per share in a private placement for $600,000.

Additionally on February 21, 2006, we issued to Renaissance Capital, BFS US and Renaissance US an aggregate of 150,000 warrants to purchase our common stock at $0.86 per share in consideration of the agreement to extend notes payable to Renaissance Capital, BFS US and Renaissance US in the aggregate principal amount of $750,000 for 18 months. The new maturity date for the notes will be January 19, 2008. We will continue to pay 7% interest on a monthly basis based on the current outstanding principal balance of $750,000.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 100,000,000 shares of common stock, no par value per share. As of June 30, 2006, we had 14,258,756 shares of common stock outstanding. We have no shares of preferred stock issued or outstanding.

Common Stock

Subject to rights which may be granted to holders of preferred stock in the future, each share of our common stock is entitled to one vote at all meetings of our shareholders. Our common shareholders are not permitted to cumulate votes in the election of directors. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any.

Transfer Agent

Our transfer agent is U.S. Stock Transfer Corporation in Glendale, California.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

Options

We have filed a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under the 2000 Stock Option Plan. Shares issued upon the exercise of stock options are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

The Fusion Transaction

On January 31, 2005 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6,000,000. The $6,000,000 of common stock is to be purchased over a 30-month period, subject to a three month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.25.

We have authorized the sale and issuance of 3,680,272 shares of our common stock to Fusion Capital under the common stock purchase agreement of which we have registered 3,680,272. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 3,000,000 shares (exclusive of the 340,136 shares issued to Fusion Capital as the commitment fee and 340,136 commitment shares to be issued as a commitment fee as we sell shares to Fusion Capital) assuming Fusion Capital purchases all $6,000,000 of common stock. We have previously filed a registration statement with respect to the possible sales to Fusion Capital.

SELLING SHAREHOLDERS

General

The securities being offered hereunder are being offered by the selling shareholders listed below or their transferees, pledgees, donees or successors. The selling shareholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 847,674 shares of our common stock.

Each selling shareholder may from time to time offer and sell any or all of such selling shareholder's shares that are registered under this prospectus. Because no selling shareholder is obligated to sell shares, and because the selling shareholders may also acquire publicly traded shares of our common stock, we cannot accurately estimate how many shares each selling shareholder will own after the offering therefore the numbers assume only adding the shares contemplated in this prospectus.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling shareholder in connection with the sale of shares.

The following table presents information regarding the selling shareholder. Information about the natural persons who beneficially own our securities held by the entities listed in the table below has been provided to us by these entities. Except as indicated below, none of the selling shareholders are registered broker dealers and neither the selling shareholders nor any of their affiliates has held a position or office, or had any other material relationship, with us.

Selling Shareholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering
Renaissance Capital Growth & Income Fund III, Inc.	5,262,893	(2)	32.95%	50,000	(5)	32.95%
Renaissance US Growth & Investment Trust PLC	4,609,364	(3)	29.08%	398,837	(6)	29.08%
BFSUS Special Opportunities Trust PLC	7,003,949	(4)	36.98%	398,837	(7)	36.98%

(1)	Percentage of outstanding shares is based on 14,258,756 shares of common stock outstanding as of June 30, 2006.

(2)
RENN Capital Group, Inc. is the investment advisor to Renaissance Capital Growth & Income Fund III, Inc. and has shared voting power and dispositive power over the shares. Russell Cleveland is the President of RENN Capital Group, Inc. and as such may be deemed the beneficial owner of the securities. The Common Shares deemed to be beneficially owned by the Renaissance Capital Growth and Income Fund III, are comprised of 3,539,414 shares of our Common Stock, options to purchase 26,500 shares at $0.95 per share, options to purchase 18,550 shares at $0.61 per share, options to purchase 38,250 shares at $0.44 per share, options to purchase 37,400 shares at $0.41 per share, warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share and warrants to purchase 50,000 shares at $0.86 per share.

(3)
RENN Capital Group, Inc. is the investment manager to Renaissance US Growth & Investment Trust PLC and has shared voting power and dispositive power over the shares. Russell Cleveland is the President of RENN Capital Group, Inc. and as such may be deemed the beneficial owner of the securities. The Common Shares deemed to be beneficially owned by the Renaissance US are comprised of 3,006,585 shares of Common Stock and warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share and warrants to purchase 50,000 shares at $0.86 per share.

(4)
RENN Capital Group, Inc. is the investment advisor to BFSUS Special Opportunities Trust PLC and has shared voting power and dispositive power over the shares. Russell Cleveland is the President of RENN Capital Group, Inc. and as such may be deemed the beneficial owner of the securities. The Common Shares deemed to be beneficially owned by BFS US are comprised of 2,312,818 shares of Common Stock and 3,088,352 shares of Common Stock issuable upon conversion of an aggregate of $1,750,000 of 6% Convertible Debentures at a weighted average conversion price of $0.63 per share. Also includes warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share, warrants to purchase 471,698 shares at $0.53 per share and warrants to purchase 50,000 shares at $0.86 per share.

(5)	Includes 50,000 shares issuable upon exercise of warrant

(6)	Includes 50,000 shares issuable upon exercise of warrant and 348,837 shares of Common Stock.

(7)	Includes 50,000 shares issuable upon exercise of warrant and 348,837 shares of Common Stock.

Renaissance Transactions

Pursuant to a Renewal and Modification Agreement dated as of February 21, 2006 among BFS US Special Opportunities Trust PLC (“BFS”), Renaissance Capital Growth Income Fund III (“Renn III”) and Renaissance US Growth Investment Trust PLC (“RUSGIT”) (collectively the “Lenders”), on the one hand, and our company, on the other hand, the Lenders agreed to extend the maturity date of the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of Renn III, the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of RUSGIT, and the Secured Subordinated Promissory Note dated July 19, 2004 in the amount of $250,000 payable to the order of BFS (collectively the “Notes”) from July 19, 2006 to January 19, 2008. In consideration of such extension, we agreed to grant to each Lender a five-year warrant (the “Warrant”) to purchase 50,000 shares of CaminoSoft Common Stock (the “Warrant Shares”) at an exercise price of $.86 per share (subject to adjustment). Pursuant to a Stock Purchase Agreement dated as of February 21, 2006 among CaminoSoft, The Frost National Bank FBO Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales, Trust No. W00740100, The Frost National Bank, FBO BFS US Special Opportunities Trust PLC, a public limited company registered in England and Wales, Trust No.W00118000 (collectively, the “Purchasers”), and RENN Capital Group, Inc., a Texas corporation, solely as agent for the Purchasers and not on its own behalf (the “Agent”), we issued to the Purchasers an aggregate of 697,674 shares of our Common Stock (the “Shares”).

PLAN OF DISTRIBUTION

General

The common stock offered by this prospectus is being offered by the selling shareholders. The common stock may be sold or distributed from time to time by each selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers' transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

The selling shareholders may be “underwriters” within the meaning of the Securities Act.

Neither we nor the selling shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling shareholders, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from each selling shareholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the selling shareholders that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes each selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by the selling shareholders.

Registration Obligations

Under a registration rights agreement between us and the selling shareholders, we have agreed to register the shares for resale by such selling shareholders under the Securities Act and to maintain the effectiveness of that registration until the earliest date on which:

•	the shares of such selling shareholders covered by this prospectus have been disposed of pursuant to the registration statement,

•
the shares of such selling shareholders covered by this prospectus that are then held by such selling shareholders may be sold under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise, or

•
we have determined that the shares covered by this prospectus that are then held by such selling shareholders may be sold without restriction under the Securities Act and we have removed any stop transfer instructions relating to such shares.

The selling shareholders have each agreed to comply with applicable state and federal securities laws and the rules and regulations promulgated thereunder in connection with their sale of the shares. Each selling shareholder will pay all commissions and its own expenses, if any, associated with the sale of the shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part. Pursuant to the stock purchase agreements and certain agreements between us and certain selling shareholders, we have agreed to indemnify the selling shareholders against certain liabilities including liabilities under the Securities Act and such selling shareholders have agreed to indemnify us against certain liabilities including liabilities under the Securities Act.

We will pay the costs of registering the shares as contemplated by the stock purchase agreement, including the expenses of preparing this prospectus and the related registration statement of which it is a part. We estimate that our costs associated with such registration will be approximately $30,000.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Troy & Gould Professional Corporation.

EXPERTS

The consolidated financial statements of CaminoSoft Corp. as of September 30, 2005 and for the year then ended appearing in this prospectus have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in auditing and accounting.

The consolidated financial statements of CaminoSoft Corp. as of September 30, 2004 and for the year then ended appearing in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respects by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, note, and schedules filed as a part thereof.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors:
CaminoSoft Corporation

We have audited the accompanying consolidated balance sheet of CaminoSoft Corporation as of September 30, 2005 and the related consolidated statements of operations, shareholders’ deficiency and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CaminoSoft Corporation, as of September 30, 2005, and the results of their operations, and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

WEINBERG & COMPANY, P.A.

Los Angeles, California
November 22, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
CaminoSoft Corp.

We have audited the accompanying consolidated balance sheet of CaminoSoft Corp. as of September 30, 2004 and the related statements of operations, shareholders’ deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial statement reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CaminoSoft Corp. at September 30, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

Los Angeles, California
November 24, 2004

CAMINOSOFT CORP.
CONSOLIDATED BALANCE SHEETS

	September 30,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$220,186	$421,344
Accounts receivable, net of allowance of $20,000 and $20,000,
respectively	1,043,176	213,678

Total Current Assets	1,263,362	635,022

Property and Equipment, net of accumulated depreciation of	36,147	41,050
$50,678 and $31,730

Software, net of accumulated amortization of,	230,349	348,561
$597,041 and $478,829

Deposits	11,282	11,642

Deferred Financing Costs	262,075	187,075

Total Assets	$1,803,215	$1,223,350

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current Liabilities:
Accounts payable	$191,285	$91,319
Accrued liabilities	116,238	145,733
Deferred revenues	1,278,290	250,304
Notes payable, current portion, net of discount
of $129,980 and $0	620,020	-

Total Current Liabilities	2,205,833	487,356

Notes Payable, net of discount
of $14,689 and $359,386	1,735,311	2,140,614

Total Liabilities	3,941,144	2,627,970

Shareholders’ Deficiency
Common stock, no par value; authorized 100,000,000 shares;
issued and outstanding 13,551,082 and 13,462,750 shares	17,687,461	17,650,361

Accumulated Deficit	(19,825,390)	(19,054,981)

Total Shareholders' Deficiency	(2,137,929)	(1,404,620)

Total Liabilities and Shareholders' Deficiency	$1,803,215	$1,223,350

See accompanying notes to consolidated financial statements.

CAMINOSOFT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEARS ENDED
	SEPTEMBER 30,
	2005	2004

SALES	$2,637,201	$1,253,610

COST OF SALES	213,423	247,515

GROSS PROFIT	2,423,778	1,006,095

OPERATING EXPENSES
Sales and administrative	2,438,708	2,655,657
Depreciation	18,948	9,744
Research & Development	473,830	284,410

Total Operating Expenses	2,931,486	2,949,811

Loss From Operations	(507,708)	(1,943,716)

OTHER INCOME (EXPENSE)
Interest expense	(262,717)	(200,380)
Interest income	16	21

Total Other Income (Expense)	(262,701)	(200,359)

Net Loss	$(770,409)	$(2,144,075)

Weighted average number of common shares outstanding:
(basic and diluted):	13,506,795	12,390,202

Net loss per common share:
(basic and diluted)	$(0.06)	$(0.17)

See accompanying notes to Consolidated Financial Statements

CAMINOSOFT CORP.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIENCY

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance, at October 1, 2003	9,879,371	$15,951,333	$(16,910,906)	$(959,573)

Common stock and warrants issued in private placement	3,243,243	1,200,000		1,200,000

Common stock issued for equity line	340,136	187,075		187,075

Warrant to purchase common stock issued in connection with financing		311,953		311,953

Net loss			(2,144,075)	(2,144,075)

Balance, at September 30, 2004	13,462,750	17,650,361	(19,054,981)	(1,404,620)

Common stock issued for legal services	4,762	2,000		2,000

Common stock issued for employee bonus	83,570	35,100		35,100

Net loss			(770,409)	(770,409)

Balance, at September 30, 2005	13,551,082	$17,687,461	($19,825,390)	($2,137,929)

See accompanying notes to Consolidated Financial Statements

CAMINOSOFT CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED
	SEPTEMBER 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(770,409)	$(2,144,075)
Adjustments to reconcile net loss to net cash used in
operating activities:
Change in allowance for doubtful accounts	-	14,313
Depreciation and amortization	137,160	127,956
Common stock issued for services and bonus	37,100	-
Amortization of debt discount	214,717	84,736
Changes in operating assets and liabilities:
Accounts receivable	(829,498)	23,046
Prepaid expense	(75,000)	6,000
Deposits and other	360	150
Accounts payable and accrued expenses	70,471	(33,649)
Deferred revenue	1,027,986	(14,251)
Net cash used in operating activities	(187,113)	(1,935,774)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of fixed assets	(14,045)	(29,664)

Net cash used in investing activities	(14,045)	(29,664)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on notes payable	125,000	750,000
Repayment on notes payable	(125,000)	-
Proceeds from the issuance of common stock	-	1,200,000

Net cash provided by financing activities	-	1,950,000

NET DECREASE IN CASH AND CASH EQUIVALENTS	(201,158)	(15,438)

CASH AND CASH EQUIVALENTS, beginning of year	421,344	436,782

CASH AND CASH EQUIVALENTS, end of year	$220,186	$421,344

Supplemental non-cash financing and investing activities
Cash paid for:
Interest	$161,510	$115,644
Income taxes	$0	$0

See accompanying notes to Consolidated Financial Statements

CAMINOSOFT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

CaminoSoft Corp. (the “Company”) previously known as Interscience Computer Corporation, was incorporated under the laws of the State of California on October 14, 1983, to be a third party provider of maintenance services for computer hardware and related peripheral equipment. On September 17, 1999, the Company acquired the assets (the “Camino Assets”) of Camino Software Systems, Inc. (“Camino”), a data storage company, for 468,000 shares of the Company’s common stock and assumed $315,172 of certain Camino liabilities. The Camino assets consisted of the name, Camino Software Systems, Inc., the data storage management software, certain business contracts and intangible personal property. The Company allocated the amounts paid and assumed in the amount of $502,372 to the value of the software acquired.

During the year ended September 30, 2000, the Company changed its name to CaminoSoft Corp. to reflect the focus on the data management software business. The Company is now distributing and developing data management software purchased from Camino, which will work with Windows 2000 and Novell operating systems and with Computer Associates, Veritas, EMC, IBM and other enterprise software.

In July 2003, the Company incorporated a subsidiary CM Medical Systems, Inc., under the General Corporation Law of California. Currently the subsidiary has no employees, has not issued stock and has not begun operations.

The Company’s working capital requirements in the foreseeable future will depend on a variety of factors including its ability to implement its sales and marketing plan. The Company plans to continue to focus on the integration of its products and solutions with O.E.M. partner products for sales and distribution. This includes selling products through the distribution channels of the partners. The Company has new arrangements, which it believes will generate higher levels of revenue in fiscal 2006. Management has developed additional contingency plans to ensure expenses can be reduced and brought in line with revenues achieved during 2006, allowing the Company to extend the operating capital. The Company currently expects that the new financing will provide sufficient cash to fund its projected operations for the immediately foreseeable future and believes additional financing will be available if and when needed (See Note 9). If the Company is unable to achieve projected operating results and/or obtain such additional financing if and when needed, management will be required to curtail growth plans and scale back development activities. No assurances can be given that the Company will achieve increased revenues. Further, no assurances can be given that the Company’s current financing will be sufficient to support the Company’s planned level of operations. If adequate funds are not available or are not available at acceptable terms, the Company’s ability to finance its expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited.

The Company incurred a net loss of $2,144,075 for the year ended September 30, 2004 and has an accumulated deficit of $19,054,981 as of September 30, 2004. As of and for the year ended September 30, 2004, these above factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plans are addressed above.

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Such cash equivalents, at times, may exceed federally insured limits. The Company maintains its accounts with financial institutions with high credit ratings.

CONCENTRATION OF CREDIT RISK

The Company’s financial instruments that are exposed to concentrations of credit risk consist of cash in what it believes to be credit-worthy financial institutions. However, cash balances have exceeded FDIC insured levels at various times. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash. The Company’s trade receivables result primarily from sale and annual service of software products, and the concentration of credit risk is limited to a broad customer base located through out the World.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and deferred revenues as reflected in the financial statements approximate fair value because of the short-term maturity of these instruments. The estimated fair value of long term obligations is based on borrowing rates currently available to the Company for loans with similar terms and maturities.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is provided by accelerated methods based upon the estimated useful lives of the related assets, primarily three years.

SOFTWARE

Software capitalization is stated at cost. Amortization is computed on the straight-line method based upon the estimated useful life of the asset, primarily seven years. Statement of Financial Accounting Standards No. 86, “Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS 86”), provides for the capitalization of certain software development costs incurred after technological feasibility of the software is established. The Company capitalized no development cost during the years ended September 30, 2005 and September 30, 2004. The Company evaluates the net realizable value of the capitalized software based on estimated future undiscounted cash flows.

REVENUE RECOGNITION

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. We enter into certain arrangements where we are obligated to deliver multiple products and/or services (multiple elements). In these transactions, we allocate the total revenue among the elements based on the sales price of each element when sold separately (vendor-specific objective evidence).

Revenue for products licensed to original equipment manufactures (OEM’s), and perpetual licenses for current products in our server based data management suite of products is recognized as products are shipped. If annual service is a part of the sale agreement that portion of the revenue is recorded as unearned due to undelivered elements including, annual telephone support and the right to receive unspecified upgrades/updates of our data management products on a when-and-if-available basis. Unspecified upgrades, or patches, are included in our product support fee. The upgrades are delivered only on a when-and-if-available basis and as defined in SOP 97-2, are considered, Postcontract Customer Support (“PCS”). Vendor-specific objective evidence does exist for these services in the aggregate; however, no vendor-specific objective evidence exists for the unspecified upgrades on a stand-alone basis. When-and-if-available deliverables should be considered in determining whether an arrangement includes multiple elements; however, SOP 97-2 states that if sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement, and if the only undelivered element in an arrangement is PCS, the entire fee for the support should be recognized ratably. Because the timing, frequency, and significance of unspecified upgrades/updates can vary considerably, the point at which unspecified upgrades/updates are expected to be delivered should not be used to support income recognition on other than a straight-line basis. As such, the Company recognizes the product support fee consisting of PCS and unspecified upgrades/updates ratably over the service contract period.

ACCOUNTS RECEIVABLE

Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. At September 30, 2005 and 2004, trade receivables had a net balance in the amount of $1,043,176 and $213,678, net of allowances of $20,000 and $20,000, respectively.

CONCENTRATIONS

During the years ending September 30, 2005 and 2004, the Company had 2 major customers each year whose revenue volume comprised approximately 58% and 27%, respectively, of the Company’s total revenue. As of September 30, 2005 and 2004 the amounts due from these customers was $53,340 and $77,748, respectively, and is included in accounts receivable in the accompanying financial statements.

RESEARCH AND DEVELOPMENT

Research and development costs, which consist primarily of software development costs, are expensed as incurred and amounted to $473,830 and $284,410 for the years ended September 30, 2005 and 2004, respectively.

ADVERTISING

Advertising costs are charged to expense as incurred and such costs were $30,017 and $35,044 for the years ended September 30, 2005 and 2004, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

STOCK-BASED COMPENSATION

The Company accounts for employee stock options or similar equity instruments in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, in Interpretation of APB 25” (“FIN 44”). SFAS No. 123 defines a fair-value-based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice to recognize related compensation expense by adopting the new fair-value method or to measure compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees”, (“APB25”) the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effect of using the new measurement criteria. The Company currently uses the disclosure standards of SFAS 123, as amended by SFAS 144, but accounts for stock based compensation using APB 25.

All stock options issued to employees have an exercise price not less than the fair market value of the Company’s common stock on the date of the grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company’s financial statements. Had compensation cost for stock-based compensation been determined based on the fair value on the grant dates consistent with the method of SFAS 123, the Company’s net loss and loss per share for the years ended September 30, 2005 and 2004 would have been increased to the pro forma amounts presented:

	Years ended September 30,
	2005	2004
Net loss, as reported	$(770,409)	$(2,144,075)
Add: Stock-based employee compensation included in reported net loss	—	—
Deduct: Total stock-based
employee compensation expense determined
under fair value based method for all award	(180,650)	(541,950)
Net loss, pro forma	$(951,059)	$(2,686,025)
Basic and diluted net loss per common share,
as reported	$(.06)	$(.17)
pro forma	$(.07)	$(.22)

The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2004, expected life of options were between 3 years and 5 years, expected volatility ranged from 95.3% to 95.37%, respectively, risk-free interest rate of 2.41% to 3.18% and a 0% dividend yield. The weighted average fair value on the date of grants for options and warrants granted during 2004 was $0.52 per unit. The Company granted no options or warrants during the fiscal year ended September 30, 2005.

EARNINGS (LOSS) PER SHARE

The Company computes earnings (loss) per common share under Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS No. 128), which requires presentation of Basic and Diluted earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible debentures, unless antidilutive. At September 30, 2005 and 2004, options and warrants to purchase 9,281,587 and 10,289,337 shares, respectively were outstanding, but were not included in the computation of diluted (loss) per common share as the effect would be antidilutive.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recognized based on the differences between financial statement and income tax valuations of assets and liabilities using applicable tax rates for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax asset amounts to the amount expected to be realized. The provision for income taxes represents the tax payable (or benefit) for the period and the change in deferred tax assets and liabilities during the year.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS 123R “Share-Based Payment,” a revision to FASB No. 123. SFAS 123R replaces existing requirements under SFAS No. 123 and APB Opinion NO. 25, and requires public companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions. SFAS 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans, and the accounting for income tax effects of share-based payment transactions. For small-business filers, SFAS 123R will be effective for interim periods beginning after December 15, 2005. The Company anticipates expense will increase based on the number of options vesting during future fiscal years.

In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”), which provides guidance regarding the application of SFAS 123R. SAB 107 expresses views of the Staff regarding the interaction between SFAS No. 123R and certain SEC rules and regulations, and provides the Staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R, and disclosures in Management’s Discussion and Analysis (“MD&A”) subsequent to adoption of SFAS 123R.

In December 2004, the FASB issued Statement Accounting Standard (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets”. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of this Statement should be applied prospectively. The adoption of this pronouncement is not expected to have a material effect on the Company’s financial statements.

In May 2005, the Financial Accounting Standards Board (FASB) issued Statement No. 154 (“SFAS No. 154”), “Accounting Changes and Error Corrections,” which replaced Accounting Principles Board Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Changes in Interim Financial Statements.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principles and changes required by a new accounting standard when the standard does not include specific transition provisions. Previous guidance required most voluntary changes in accounting principle to be recognized by including in net income of the period in which the change was made the cumulative effect of changing to the new accounting principle. SFAS No. 154 carries forward existing guidance regarding the reporting of the correction of an error and a change in accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Adoption of SFAS No. 154 as of January 1, 2006 is not expected to have a material effect on the Company’s financial statements.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Septmeber 30,
	2005	2004
Furniture and fixtures	$13,084	$13,084
Test and training equipment	73,741	59,696
	86,825	72,780
Less accumulated depreciation	(50,678)	(31,730)
	$36,147	$41,050

Property and equipment are depreciated on an accelerated basis with an average useful life of three years. Depreciation expense of $18,948 and $9,744 for the years ending September 30, 2005 and 2004 has been reflected in the accompanying statement of operations.

NOTE 3 - SOFTWARE

On September 17 1999, the Company acquired the assets (the “Camino Assets”) of Camino Software Systems, Inc. (“Camino”) for 468,000 shares of the Company’s common stock valued at $187,200 and assumed $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., the data storage management software, certain business contracts and intangible personal property. The Company has allocated the amounts paid and assumed in the amount of $502,372 to the fair value of the software acquired. The software is being amortized on a straight line basis over seven years. Net book value of the original purchased software at September 30, 2005 and 2004 is $71,745 and $143,517, respectively.

During the years ended September 30, 2005 and 2004 there was no development cost capitalized. The net book value for software at September 30, 2005 and 2004 is $230,349 and $348,561, respectively, which includes the original software purchase of the Camino Assets plus additional capitalization prior to fiscal year 2003.

	September 30,
	2005	2004
Software	$827,390	$827,390
Less accumulated amortization	(597,041)	(478,829)
	$230,349	$348,561

Amortization expense of $118,212 and $118,212 for the years ending September 30, 2005 and 2004 has been reflected in cost of sales in the accompanying statement of operations.

NOTE 4 - NOTES PAYABLE

In December 2002, the Company issued a 6% unsecured convertible debenture for up to $1,000,000. The Company made monthly draws based on cash flow to replenish operating funds. The full amount was drawn during the fiscal year ended September 30, 2003. Interest of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible into shares of the Company’s common stock, with the initial conversion price of $1.00 per share. However if the five day average closing price for the Company’s common stock immediately prior to a disbursement is below the $1.00 initial conversion price, the average closing price for such period shall become the conversion price. The funds were used to help fund operations and accelerate the business plan. As of September 30, 2005, the Company had a note payable principal balance of $1,000,000 in connection with this convertible debenture and no further funds available to borrow on this debenture. The debenture has certain non-operating covenants associated with the loan. During the fiscal year and as of September 30, 2005, the Company was in compliance with these covenants. Subsequent to the current fiscal year end of September 30, 2005 the Company negotiated an extension of the convertible debenture until May 27, 2007 (See Note 9).

During July 2003, the Company issued another 6% unsecured convertible debenture for up to $750,000. The Company made a single draw for the full amount of the debenture to replenish operating funds. Interest at a rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with an initial conversion price of $0.50 per share. However, if the five day average closing price for the Common Stock immediately prior to each Disbursement is below the $0.50 initial conversion price, the average closing price for such period shall become the conversion price. As of September 30, 2005 the Company had borrowed $750,000, the entire amount available. The debenture has certain non-operating covenants associated with the loan. During the fiscal year and as of September 30, 2005, the Company was in compliance with these covenants. Subsequent to the current fiscal year end of September 30, 2005 the Company negotiated an extension of the convertible debenture until May 27, 2007 (See Note 9).

During July 2004, the Company was issued a $750,000 two year unsecured loan. The loan matures on July 19, 2006 at which time the unpaid principal and all accrued and unpaid interest will become due and payable. The note calls for monthly interest payments of 7% of the outstanding principal balance beginning September 1, 2004. In connection with the loan, the Company issued 5 year warrants to purchase 1,415,094 shares of its common stock at $0.53 per share. The warrants issued were valued at $311,953 using the Black Scholes method, and have been recorded on the Company’s financial statements as debt discount, and are being expensed ratably over the term of the loan. As of September 30, 2005, the unamortized portion of the debt discount was $129,890.

Annual principal payments for the fiscal years 2006 and 2007, after the loan extensions described above and in Note 9, are as follows:

Year ending September 30,
2006	$750,000
2007	1,750,000
Total	$2,500,000

NOTE 5 - SHAREHOLDER’S DEFICIENCY

During the year ended September 30, 2004, the Company issued 3,243,243 warrants to purchase the Company’s common stock at prices ranging from $0.74 to $1.11 to investors in a private placement of 3,243,243 shares of the Company’s common stock for $1,200,000.

During the year ended September 30, 2004, the Company issued 1,415,094 warrants to purchase the Company’s common stock at $0.53 per share with a fair value of $311,953 in connection with a 7% 2 year $750,000 loan to the Company (Note 4). The fair value was recorded as debt discount on the Company’s financial statements and is being amortized over the term of the loan.

During September 2004, the Company issued 340,136 shares of stock as commitment shares as part of an equity financing. The commitment shares are part of a common stock purchase agreement which will allow the Company to draw up to $6,000,000 through daily sales of the Common Stock. The Company has agreed to register 3,680,272 shares which include the commitment shares to sell during a 30 month period. The fair value of the 340,136 issued shares was $187,075, based upon the fair value of the common stock at the date of issuance. The fair value of the shares issued in September 2004 of $187,075, and $75,000 of legal and professional fees incurred in fiscal 2005 relating the registration, have been recorded as deferred financing costs on the Company’s financial statements and will be amortized against proceeds received over the term of the commitment.

During the year ended September 30, 2005, the Company issued 4,762 shares of restricted common stock for legal services rendered. The fair value of the issued shares was $2,000, this amount was recorded as legal expense on the Company’s financial statements. During the year ended September 30, 2005, the Company issued 85,370 shares of restricted common stock to the named executives as bonus compensation. The fair value of the issued shares was $35,100, this amount was recorded as compensation expense on the Company’s financial statements.

STOCK OPTIONS

During the year ended September 30, 2004, the Company issued 2,476,000 options to purchase the Company’s common stock at prices ranging from $0.41 to $0.63 to employees and directors under the year 2000 employee stock option plan. The Company granted no options or warrants during the fiscal year ended September 30, 2005.

The option summary and changes during the year are presented below:

	Number of Shares	Weighted Average Exercise Price
Options outstanding
At September 30, 2003	2,773,000	$1.69
Options granted	2,476,000	0.56
Options expire	(265,000)	2.92
Options outstanding
At September 30, 2004	4,984,000	$1.07
Options granted	—	—
Options expired	(380,750)	1.10
Options outstanding
At September 30, 2005	4,603,250	$1.06
Options exercisable
At September 30, 2005	3,359,500	$1.23
Options exercisable
At September 30, 2004	2,739,000	$1.46

The following table summarizes information about employee’s stock options outstanding at September 30, 2005.

Outstanding				Exercisable
		Weighted Average			Weighted Average
Exercise Price	Options	Life (Months)	Exercise Price	Options	Exercise Price
$0.41	538,000	51	$0.41	464,500	$0.41
0.44	548,750	51	0.44	477,250	0.44
0.52	85,000	51	0.52	85,000	0.52
0.55	302,000	51	0.55	300,500	0.55
0.56	147,000	51	0.56	147,000	0.56
0.61	340,000	51	0.61	340,000	0.61
0.63	1,400,000	51	0.63	350,000	0.63
0.90	70,000	51	0.90	35,000	0.90
0.95	310,000	51	0.95	307,750	0.95
1.25	25,000	51	1.25	18,750	1.25
1.30	15,000	51	1.30	11,250	1.30
1.55	300,000	51	1.55	300,000	1.55
3.38	2,000	51	3.38	2,000	3.38
3.56	54,000	51	3.56	54,000	3.56
3.87	316,500	51	3.87	316,500	3.87
5.00	150,000	51	5.00	150,000	5. 00
$0.41-$5.00	4,603,250		$1.06	3,359,500	$1.23

The warrant summary and changes during the year are presented below:

	Number of Shares	Weighted Average Exercise Price
Warrants outstanding
At September 30, 2003	892,000	$1.75
Warrants granted	4,658,337	0.81
Warrants expired	(245,000)	3.56
Warrants outstanding
At September 30, 2004	5,305,337	$0.84
Warrants exercisable
At September 30, 2004	5,305,337	$0.84
Warrants granted	—	—
Warrants expired	(627,000)	1.09
Warrants outstanding
At September 30, 2005	4,678,337	$0.80
Warrants exercisable
At September 30, 2005	4,678,337	$0.80

The following table summarizes information about warrants outstanding at September 30, 2005.

Outstanding and Exercisable
		Weighted Average
Exercise Price	Warrants	Life (Months)	Exercise Price
0.51	20,000	51	$0.51
0.53	1,415,094	46	0.53
0.74	1,621,623	39	0.74
1.11	1,621,620	39	1.11
$0.51 - $1.11	4,678,337		$0.80

NOTE 6 - RELATED PARTY TRANSACTION

During the fiscal year ended September 30, 2003, the Company signed a consulting agreement with Mr. Walter Kornbluh (director), to provide consulting services to the Company reporting to the Chairman of the Board of Directors and the Chief Executive Officer. The contract is for two years beginning August 1, 2003, at a rate of $2,500 per month. During the fiscal years ended September 30, 2005 and 2004, the Company paid Mr. Kornbluh $29,450 and $30,750 in consulting fees, respectively.

During the fiscal years ended September 30, 2005 and 2004, the Company paid Mr. Steven Spector, Chairman of the Board consulting fees of $19,250 and $27,500 for services rendered during the fiscal year, respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases its facilities under noncancelable operating leases expiring at various dates through 2008. Future minimum rental payments required under noncancelable operating leases at September 30, 2005 are as follows:

Year Ending September 30,	Amount
2006	$119,258
2007	122,835
2008	41,347
$283,440

Total rent expense for the years ended September 30, 2005 and 2004 amounted to $163,667 and $153,658, respectively.

EMPLOYMENT CONTRACTS

During the fiscal year ended September 30, 2003, the Company signed a two year employment agreement with Mr. Stephen Crosson to be the Chief Executive Officer of the Company reporting to the Chairman of the Board of Directors. The contract is for two years beginning August 1, 2003, with an annual salary of $150,000 per year and the possibility of bonuses at the discretion of the Board of Directors. The agreement was amended on April 19, 2004. Mr. Crosson will receive $12,500 per month for an indeterminate period of time and will receive a bonus fee of 1% of any acquisition price or licensing fee over $1,000,000 paid to the Company. If Mr Crosson is terminated without cause he will receive salary and benefits for up to 6 months after termination.

During the Fiscal year ended September 30, 2004, the Company entered into an at will employment agreement with Michael Skelton (C.E.O. & Director). Mr. Skelton will receive $14,000 per month salary for an indeterminate period of time. The contract may be terminated by the Company or Mr. Skelton at any time. If Mr. Skelton is terminated without cause he will receive salary and benefits for up to 6 months after termination. During the fiscal year ended September 30, 2005, the Company reimbursed Mr. Skelton $24,000 for apartment rental expense. The rental expense reimbursement will expire during October 2005.

LITIGATION

The Company may, from time to time, be involved in legal proceedings, claims and litigation arising in the ordinary course of business. It is possible the outcome of such legal proceedings, claims and litigation could have a material effect on the operating results or cash flows when resolved in a future period. These matters are not expected to have a material adverse effect upon the Company’s financial statements.

NOTE 8 - INCOME TAXES

The Company’s net deferred tax assets consist of the following at September 30, 2005 and 2004:
	2005		2004
Benefit of operating loss carryforward		$6,500,000		$6,241,558
Valuation allowance		(6,500,000)		(6,241,558)
Net deferred tax asset	$		$

The effective tax rate on loss before income taxes differed from the federal statutory tax rate. The following summary reconciles income taxes at the federal statutory tax rate with the actual taxes and the effective tax rate:

	September 30,
	2005	2004
Federal statutory tax rate	(34%)	(34%)
State tax, net of federal benefit	(5%)	(5%)
Permanent differences	(1%)	(1%)
	(40%)	(40%)

Change in valuation allowance	40%	40%
	%	%

At September 30, 2005, the Company has available net operating loss carry-forwards of approximately $17,600,000 for federal income tax purposes which expire in varying amounts through 2024. The Company’s ability to utilize NOL carry-forwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, has or does occur in the future.

Deferred tax assets, before valuation allowance, as of September 30, 2005 were approximately $6,500,000 and primarily arise from the Company’s net operating loss carry forwards. A valuation allowance of approximately $6,500,000 was provided because management believes that the deferred tax assets are more likely than not to be unrealized.

NOTE 9 - SUBSEQUENT EVENTS

Subsequent to September 30, 2005, the Company negotiated an extension of the two parts of the Convertible Debenture with a total principal balance of $1,750,000. Pursuant to a Renewal and Modification agreement dated as of October 28, 2005, the lender agreed to extend the maturity date of certain 6% Convertible Debentures in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, the Company agreed to grant lender a five-year warrant to purchase 175,000 shares of Company Common Stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant ($166,093) will be recorded on the Company financial statements as debt discount, and will be amortized over the term of the extension.

Subsequent to September 30, 2005, the Securities and Exchange Commission declared effective a registration statement for 17,960,204 shares of the Company’s common stock. Of the shares being offered, 3,680,272 shares are being offered by Fusion Capital to support a common stock purchase agreement entered into on January 31, 2005, between Fusion Capital Fund II, LLC, and the Company. Fusion Capital has agreed to purchase, on each trading day, $10,000 of our common stock up to an aggregate, under certain conditions, of $6,000,000. The remaining 14,279,932 shares are being offered by funds managed by Renaissance Capital Group. Renaissance Capital Growth & Income Fund III, Inc., for 3,842,193 shares being offered, Renaissance US Growth & Investment Trust PLC for 4,090,527 shares being offered and BFSUS Special Opportunities Trust PLC for 6,347,212 shares being offered. Since 2000, the Company has issued 8,161,143 shares of our common stock to the Renaissance Funds in private placements at varying purchase prices.

PART 1
FINANCIAL INFORMATION
Item 1. Condensed Financial Statements

CAMINOSOFT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2006	September 30, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$374,054	$220,186
Accounts receivable, net of allowance of $20,000 and $20,000	510,785	1,043,176
Total Current Assets	884,839	1,263,362
Property and Equipment, net of accumulated depreciation of	22,894	36,147
$67,018 and $50,678
Software, net of accumulated amortization of	141,690	230,349
$685,700 and $597,041
Deposits	9,582	11,282
Deferred Financing Costs	262,075	262,075
Total Assets	$1,321,080	$1,803,215
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$119,438	$191,285
Accrued liabilities	62,223	116,238
Deferred revenues	640,746	1,278,290
Notes payable, current portion, net of discount
of $172,221 and $129,980	1,577,779	620,020
Total Current Liabilities	2,400,186	2,205,833
Notes payable, net of discount
of $41,256 and $14,689	708,744	1,735,311
Deferred revenues	450,000	-
Total Liabilities	3,558,930	3,941,144
Common stock, no par value; authorized 100,000,000 shares;
issued and outstanding 14,258,756 and 13,551,082 shares	18,631,034	17,687,461
Accumulated Deficit	(20,868,884)	(19,825,390)
Total Shareholders' Deficiency	(2,237,850)	(2,137,929)
Total Liabilities and Shareholders' Deficiency	$1,321,080	$1,803,215

See accompanying notes to Condensed Consolidated Financial Statements

CAMINOSOFT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended June 30,
	2006	2005

SALES	$1,350,687	$2,052,367
COST OF SALES	113,000	141,837
GROSS PROFIT	1,237,687	1,910,530
OPERATING EXPENSES
Sales and administrative	1,619,021	1,891,012
Depreciation	16,340	13,896
Research & Development	353,082	363,990
Total Operating Expenses	1,988,443	2,268,898
Loss From Operations	(750,756)	(358,368)
OTHER INCOME (EXPENSE)
Interest expense	(292,750)	(168,398)
Interest income	12	12
Total Other Income (Expense)	(292,738)	(168,386)
Net Loss	$(1,043,494)	$(526,754)
Weighted average number of common shares outstanding:
(basic and diluted):	13,886,641	13,506,675
Net loss per common share:
(basic and diluted)	$(0.08)	$(0.04)

See accompanying notes to Condensed Consolidated Financial Statements

CAMINOSOFT CORP
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
(UNAUDITED)

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance at October 1, 2005	13,551,082	$17,687,461	$(19,825,390)	$(2,137,929)
Warrant issued for debenture financing extension	-	166,093	-	166,093
Fair value of options issued to employees and consultants	-	95,517	-	95,517
Private placement common stock	697,674	600,000	-	600,000
Warrant issued for loan extension	-	77,663	-	77,663
Common stock issued to consultant for services	10,000	4,300	-	4,300
Net loss for the nine months ended June 30, 2006	-	-	(1,043,494)	(1,043,494)
Balance at June 30, 2006	14,258,756	$18,631,034	$(20,868,884)	$(2,237,850)

See accompanying notes to Condensed Consolidated Financial Statements

CAMINOSOFT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($1,043,494)	($526,754)
Adjustments to reconcile net loss to net cash used in
operating activities:
Common stock issued for services and bonus	4,300	37,100
Depreciation and amortization	104,999	102,555
Fair value of common stock options issued to employees
and consultants	95,517	-
Amortization of debt discount	174,948	161,037
Changes in operating assets and liabilities:
Accounts receivable	532,391	(369,919)
Prepaid expense	-	(75,000)
Accounts payable and accrued liabilities	(125,862)	100,865
Deposits and other	1,700	360
Deferred revenue	(187,544)	507,811
Net cash used in operating activities	(443,045)	(61,945)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of fixed assets	(3,087)	(7,550)
Net cash used in investing activities	(3,087)	(7,550)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing on note payable	-	125,000
Proceeds from the issuance of common stock	600,000	-
Net cash provided by financing activities	600,000	125,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	153,868	55,505
CASH AND CASH EQUIVALENTS, beginning of period	220,186	421,344
CASH AND CASH EQUIVALENTS, end of period	$374,054	$476,849
Cash paid for:
Interest	$117,801	$0
Income taxes	$1,600	$0
Supplemental non-cash financing and investing activities
During the period ended March 31, 2006, the Company issued
warrants valued at $243,756 for deferred financing costs, which have been accounted for as discount to long term debt

See accompanying notes to Condensed Consolidated Financial Statements

CAMINOSOFT CORP
Notes to Condensed Consolidated Financial Statements
Nine Months Ended June 30, 2006
(Unaudited)

Note 1: Basis of Presentation

The accompanying financial statements of CaminoSoft Corp (the “Company”) have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and related footnotes included in the Company’s latest Annual Report on Form 10-KSB. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of June 30, 2006, and the statements of its operations for the three month and nine month periods ended June 30, 2006 and 2005 and statements of cash flows for the nine month periods ended June 30, 2006 and 2005 have been included. The results of operations for interim periods are not necessarily indicative of the results which may be realized for the full year.

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany balances and transactions have been eliminated in consolidation.

Organization

The Company was organized in 1983 as Interscience Computer Services, Inc. to be a third-party provider of maintenance services for computer hardware and related peripheral equipment. On September 17, 1999, the Company acquired certain assets (the “Camino Assets”) from Camino Software Systems, Inc. (“Camino”) for 468,000 shares of the Company’s common stock and the assumption of $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., the Highway Server hierarchical data storage management (“HSM”) software, certain business contracts and intangible personal property. On April 17, 2000, the Company changed its name to CaminoSoft Corp. to reflect the change to a software sales and development firm.

Need for additional financing

The Company will require additional financing in order to expand its business. The Company’s working capital requirements in the foreseeable future will depend on a variety of factors including its ability to implement the Company’s sales and marketing plan. The Company’s ability to obtain additional capital will be dependent on the implementation of its business plan, market conditions, the national economy and other factors outside its control.

Pursuant to the terms of a revised purchase agreement dated January 31, 2005, Fusion Capital Fund II, LLC has agreed to purchase from the Company up to $6,000,000 of the Company’s common stock over a thirty (30) month period. Pursuant to the terms of a registration rights agreement, dated as of January 31, 2005, the Company filed a registration statement on form SB-2 with the Securities and Exchange Commission covering 3,680,272 shares which may be purchased by or which have been issued to Fusion Capital under the purchase agreement. The order declaring the registration statement effective was issued on October 5, 2005, by the Securities and Exchange Commission. Each month the Company will have the right to sell to Fusion Capital approximately $200,000 of common stock at a purchase price based upon the market price of the Company’s common stock on the date of each sale without any fixed discount to the market price. At the Company’s option, Fusion Capital can be required to purchase fewer or greater amounts of common stock each month. The Company has the right to control the purchase timing and the number of shares sold to Fusion Capital. The 340,136 shares of common stock previously issued to Fusion Capital in September 2004 was compensation for the purchase commitment. This offering was made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act, 1933, as amended. As of June 30, 2006, no shares have been issued under this agreement.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentrations

As of June 30, 2006, 70% of accounts receivable were due from three customers.

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions.

Software

Software capitalization is stated at cost. Statement of Financial Accounting Standards No. 86, “Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS 86”), provides for the capitalization of certain software development costs incurred after technological feasibility of the software is established. Amortization is computed on the straight-line and accelerated methods based upon the estimated useful life of the asset, primarily seven years. To date, the Company capitalized approximately $325,000 of such software development costs of which $141,690 remains unamortized at June 30, 2006. The Company evaluates the net realizable value of the capitalized software based on estimated future undiscounted cash flows.

Research and Development

Research and development costs, which consist primarily of software development costs, are expensed as incurred.

Stock Based Compensation

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), established a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 was amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, which required companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. Through December 31, 2005, the Company accounted for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), with pro forma disclosures of net income (loss) as if the fair value method had been applied. Accordingly, compensation cost for stock options was measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

As the exercise price of stock options and warrants issued to employees was not less than the fair market value of the Company’s common stock on the date of grant, and in accordance with the accounting for such options utilizing the intrinsic value method, there was no related compensation expense recorded in the Company’s prior consolidated financial statements. The fair value of stock options and warrants issued to officers, directors and employees at not less than fair market value of the Company’s common stock on the date of grant was estimated using the Black-Scholes option-pricing model, and the effect on the Company’s results of operations was shown in a footnote as if such stock options and warrants had been accounted for pursuant to SFAS No. 123.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123R, superseded APB No. 25 and amended SFAS No. 95, “Statement of Cash Flows”. Effective January 1, 2006, SFAS No. 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards.

Accordingly, the Company will recognize compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. In addition, commencing January 1, 2006, the Company is required to recognize the unvested portion of the grant date fair value of awards issued prior to adoption of SFAS No. 123R based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding stock options and warrants.

The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

During the nine months ended June 30, 2006, the Company issued 331,000 options to employees as part of the employee stock option plan, and 324,000 options were issued to non-employees. The aggregate value of the options vesting from January 1, 2006 to June 30, 2006 was $95,517 and has been reflected as compensation cost in the accompanying June 30, 2006 financial statements. As of June 30, 2006, the aggregate value of the unvested options was $778,883, which will be amortized as compensation cost in future periods as the options vest.

Prior to the adoption of FAS 123R, all stock options and warrants issued to employees and others had an exercise price not less than the fair market value of the Company’s common stock on the date of the grant, and in accordance with accounting for such options utilizing the intrinsic value method was no related compensation expense recorded in the Company’s financial statements. Had compensation cost for the stock-based compensation been determined based on the fair value of the grant dates consistent with the method of SFAS 123, the Company’s net loss and loss per share for the three months ended December 31, 2005 would have been increased to the pro forma amount presented.

Three Months Ended December 31, 2005
Net loss, as reported	$(221,537)
Add: Stock-based employee Compensation expense included in reported net loss	—
Deduct: Total stock-based employee Compensation expense determined Under fair value based method for all awards	(8,859)
Net loss, pro forma	$(230,396)
Basic and diluted net loss per Common share, as reported	$(.02)
Pro forma	$(.02)

Earnings (Loss) Per Share

For the nine months ended June 30, 2006 and 2005, 3,446,099 and 3,446,099 shares on a converted basis, respectively, of convertible debt were not included in the computation of diluted LPS, and 3,441,000 and 3,314,750 shares, respectively, related to stock options exercisable were not included in the computation of diluted LPS, and 5,003,337 and 5,228,337 shares, respectively, related to warrants exercisable were not included in the computation of diluted LPS as the average market price of the Company’s common stock did not exceed the weighted average exercise price of such options, or because to do so would have been antidilutive.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued Statement No. 154 (“SFAS No. 154”), “Accounting Changes and Error Corrections,” which replaced Accounting Principles Board Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Changes in Interim Financial Statements.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principles and changes required by a new accounting standard when the standard does not include specific transition provisions. Previous guidance required most voluntary changes in accounting principle to be recognized by including in net income of the period in which the change was made the cumulative effect of changing to the new accounting principle. SFAS No. 154 carries forward existing guidance regarding the reporting of the correction of an error and a change in accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Adoption of SFAS No. 154 as of January 1, 2006 is not expected to have a material effect on the Company’s financial statements.

Note 3: Notes Payable

During December 2002, the Company issued a 6% convertible debenture for $1,000,000. Interest at the rate of 6% per annum is payable in monthly installments for three years based on the unpaid principal balance. The full amount was borrowed during the nine months ended June 30, 2003. The debenture matured on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest would have become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with a conversion price of $0.62 per share. As of the date of this filing, the Company had borrowed $1,000,000, the entire amount available. As part of the funding during the fiscal year ended September 30, 2003, the Company issued 5 year warrants to the lender to purchase 500,000 shares of the Company’s common stock. The warrants were valued at $176,224 and recorded as debt discount, and are being amortized over the life of the loan. During the nine months ended June 30, 2006, $14,685 of discount was amortized and included in the statement of operations.

During July 2003, the Company issued a 6% convertible debenture for $750,000. Interest at the rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matured on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest would have become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with a conversion price of $0.41 per share. As of the date of this filing, the Company had borrowed $750,000, the entire amount available.

Pursuant to a Renewal and Modification agreement dated October 28, 2005, the Company negotiated an extension of the two convertible debentures referenced above with a total principal balance of $1,750,000. The lender agreed to extend the maturity date of the two 6% Convertible Debentures dated November 27, 2002 in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, the Company granted the lender a five-year warrant to purchase 175,000 shares of the Company’s Common Stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant of $166,093 was recorded on the Company’s financial statements as debt discount and is being amortized over the term of the extension. During the nine months ended June 30, 2006, $64,592 of discount was amortized and included in the statement of operations.

During July 2004, the Company received $750,000 from a two year secured loan from Renaissance Capital Group managed funds. Interest is paid at 7% in monthly installments based on the outstanding principal balance. As part of the funding, the Company issued five year warrants to purchase an aggregate of 1,415,094 shares of Common Stock at an exercise price of $0.53 per share. The estimated value of the warrant of $311,953 was recorded on the Company’s financial statements as debt discount and is being amortized over the life of the loan. During the nine months ended June 30, 2006, $85,078 of discount was amortized and included in the statement of operations.

During February 2006, the Company issued to the Renaissance Capital Group managed funds an aggregate of 150,000 warrants to purchase the Company’s common stock at $0.86 per share in consideration of an agreement to extend the $750,000 loan payable maturity date for an additional 18 months. The new maturity date for the notes is January 19, 2008. The Company will continue to pay 7% interest on a monthly basis based on the current outstanding principal balance of $750,000. The estimated value of the warrants of $77,663 was recorded on the Company’s financial statements as debt discount and is being amortized over the term of the extension. During the nine months ended June 30, 2006, $10,590 of discount was amortized and included in the statement of operations.

Note 4: Equity

On February 21, 2006 the Company issued to BFS US Special Opportunities Trust PLC and Renaissance US Growth & Income Trust PLC an aggregate of 697,674 shares of common stock at a price of $0.86 per share in a private placement for $600,000. The stock purchase also included a registration rights agreement requiring the Company to file a registration statement within 180 days of the closing of the purchase agreement. The registration rights agreement included certain penalties payable in shares of stock if the Company did not file within the 180 day period. Subsequent to June 30, 2006 the Company and the purchasers agreed to amend the registration rights agreement to remove the penalty clause from the registration rights agreement. The Company has agreed to register the resale of its shares as soon as practicable.

Note 5: Stock Option Plan and Warrants

The 2000 Stock Option Plan

Our shareholders approved the 2000 Stock Option Plan as amended in April 2001. Currently, this plan authorizes the grant of options to purchase up to 6,000,000 shares of Common Stock, of which options to purchase 4,903,500 shares were outstanding and 1,096,500 shares were available for future issuance as of June 30, 2006.

During the nine months ended June 30, 2006, the Company issued 331,000 options to employees as part of the employee stock option plan, and 324,000 options were issued to non-employees. The aggregate value of the options vesting from January 1, 2006 to June 30, 2006 was $95,517 and has been reflected as compensation cost in the accompanying June 30, 2006 financial statements. As of June 30, 2006, the aggregate value of the unvested options was $778,883, which will be amortized as compensation cost in future periods as the options vest.

The stock option summary and changes during the nine months are presented below.

	Number of Shares	Weighted Average Exercise Price
Options outstanding
At September 30, 2005	4,603,250	$1.06
Options granted	655,000	1.04
Options expired	(354,750)	.57
Options outstanding
At June 30, 2006	4,903,500	$1.10
Options exercisable
At June 30, 2006	3,441,000	$1.22

The following table summarizes information about employee’s stock options outstanding at June 30, 2006.

Outstanding				Exercisable
		Weighted Average
Exercise Price	Options	Life (Months)	Exercise Price	Options	Weighted Average Exercise Price
$0.41	438,000	42	$0.41	389,000	$0.41
0.44	388,000	42	0.44	354,000	0.44
0.52	85,000	42	0.52	85,000	0.52
0.55	302,000	42	0.55	300,500	0.55
0.56	146,000	42	0.56	146,000	0.56
0.61	305,000	42	0.61	305,000	0.61
0.62	70,000	46	0.62	—	0.62
0.63	1,400,000	42	0.63	700,000	0.63
0.87	2,000	54	0.87	—	0.87
0.90	70,000	42	0.90	52,500	0.90
0.95	259,000	42	0.95	256,750	0.95
1.01	205,000	54	1.01	—	1.01
1.14	375,000	42	1.14	—	1.14
1.25	25,000	42	1.25	18,750	1.25
1.30	15,000	42	1.30	15,000	1.30
1.55	300,000	42	1.55	300,000	1.55
3.38	2,000	42	3.38	2,000	3.38
3.56	52,000	42	3.56	52,000	3.56
3.87	314,500	42	3.87	314,500	3.87
5.00	150,000	42	5.00	150,000	5.00
$0.41-$5.00	4,903,500		$1.10	3,441,000	$1.22

The Company has also issued warrants to investors and others in certain financial transactions. A warrant summary and changes during the nine months are presented below:

	Number of Shares	Weighted Average Exercise Price
Warrants outstanding
at September 30, 2005	4,678,337	$0.80
Warrants granted	325,000	$1.01
Warrants expired	—	—
Warrants outstanding
at June 30, 2006	5,003,337	$0.82
Warrants exercisable
at June 30, 2006	5,003,337	$0.82

The following table summarizes information about warrants outstanding at June 30, 2006.

Outstanding				Exercisable
		Weighted Average			Weighted Average
Exercise Price	Warrants	Life (Months)	Exercise Price	Warrants	Exercise Price
$0.51	20,000	12	$0.51	20,000	$0.51
0.53	1,415,094	37	0.53	1,415,094	0.53
0.74	1,621,623	30	0.74	1,621,623	0.74
0.86	150,000	56	0.86	150,000	0.86
1.11	1,621,620	30	1.11	1,621,620	1.11
1.14	175,000	52	1.14	175,000	1.14
$0.51-$1.14	5,003,337		$0.82	5,003,337	$0.82

All stock options and warrants issued to employees and others have an exercise price not less than the fair market value of the Company’s common stock on the date of the grant, and in accordance with accounting for such options the compensation expense for the value of the options vesting is recorded in the Company’s financial statements consistent with the method of SFAS 123R.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation limit the liability of our directors. As permitted by California law, our directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to us or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of our company or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to our company or our shareholders, or that show a reckless disregard for duty to our company or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to our company or our shareholders, or (iii) based on transactions between our company and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of California Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

We have been advised that it is the position of the Commission that insofar as the provision in our Articles of Incorporation, as amended, may be invoked for the limitation of liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

SEC registration fee	$36.28
Printing and engraving expenses	5,000
Legal and accounting fees and expenses	30,000
Total	$35,036.28

All amounts in the above table are estimated except the SEC registration fee. None of the expenses will be paid by selling shareholders.

Item 26. Recent Sales of Unregistered Securities.

During the fiscal year ended September 30, 2003, the Company issued 6,200 shares of common stock with a value of $5,952 for consulting services rendered during the year, this amount was recorded as an expense on the Company financial statements.

During the year ended September 30, 2003, the Company issued four year warrants to purchase 80,000 shares for $0.51 per share with a value of $14,126 for services rendered, this amount was recorded as an expense on the Company financial statements.

During the year ended September 30, 2003, the Company issued 1,238,000 options to purchase the Company’s common stock at prices ranging from $0.44 to $1.30 per share to employees, consultants and directors under the year 2000 employee stock option plan.

During December 2002, the Company issued a 6% convertible debenture for up to $1,000,000. Interest of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible into shares of the Company’s common stock, with the initial conversion price of $1.00 per share. However if the five day average closing price for the Company’s common stock immediately prior to a disbursement is below the $1.00 initial conversion price, the average closing price for such period shall become the conversion price.

During July 2003, the Company issued a 6% convertible debenture for $750,000. Interest at the rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company’s common stock, with an initial conversion price of $0.50 per share. However, if the five day average closing price for the Common Stock immediately prior to each Disbursement is below the $0.50 initial conversion price, the average closing price for such period shall become the conversion price.

As of December 2003 the Company issued in a private placement 3,243,243 shares of common stock and 5 year warrants to purchase 3,243,243 shares with 50% of the warrants at an exercise price of $0.74 and 50% at an exercise price of $1.11 for $1,200,000. The funds will be used to support business expansion and operations.

During July 2004, the Company issued 5 year warrants to purchase 1,415,094 shares of common stock at $0.53 per share. The warrants were issued in conjunction with a $750,000 two year loan. The loan matures on July 19, 2006 at which time the unpaid principal and all accrued and unpaid interest will become due and payable. The note calls for monthly interest payments of 7% of the outstanding principal balance beginning September 1, 2004.

During the year ended September 30, 2004, the Company issued 2,476,000 options to purchase the Company’s common stock at prices ranging from $0.41 to $0.63 per share to employees, consultants and directors under the year 2000 employee stock option plan.

During September 2004, the Company issued 340,136 shares of stock as commitment shares as part of an equity financing. The commitment shares are part of a common stock purchase agreement which will allow the Company to draw up to $6,000,000 through daily sales of its Common Stock. The Company has agreed to register 3,680,272 shares which include the commitment shares to sell during a 30 month period.

During October 2005, the Company negotiated an extension of the two parts or the convertible debenture with a total principal balance of $1,750,000. Pursuant to a Renewal and Modification agreement dated October 28, 2005, the lender agreed to extend the maturity date of the two 6% Convertible Debentures dated November 27, 2002 in the aggregate principal amount of $1,750,000 to May 27, 2007. In consideration of such extension, the Company agreed to grant to the lender a five-year warrant to purchase 175,000 shares of Company Common Stock at an exercise price of $1.14 per share (subject to adjustment). The estimated value of the warrant ($166,093) was booked on the Company financial statements as debt discount and is being amortized over the term of the extension.

During February 2006, the Company issued to the Renaissance Capital Group managed funds an aggregate of 150,000 warrants to purchase the Company’s common stock at $0.86 per share in consideration of an agreement to extend the $750,000 loan payable maturity date for an additional 18 months. The new maturity date for the notes will be January 19, 2008. The Company will continue to pay 7% interest on a monthly basis based on the current outstanding principal balance of $750,000. The estimated value of the warrants of $77,663 was recorded on the Company’s financial statements as debt discount and will be amortized over the term of the extension.

All of the foregoing securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. No commissions were paid.

Item 27. Exhibits.

Exhibit No.	Exhibit Description
3.1	Amended and Restated Articles of Incorporation**
3.2	Bylaws**
3.3	Warrant to BFS US Special Opportunities Trust PLC***
3.4	Warrant to Renaissance Capital Growth & Income Fund III***
3.5	Warrant to Renaissance US Growth Investment Trust PLC***
4.1	Licensing Agreement with Legato Systems, Inc., dated December 13, 2002**
4.2	Common Stock Purchase Agreement with Fusion Capital Fund II, LLC, dated as of January 31, 2006, incorporated herein by reference to the Form 8-K/A, File No. 033-64534-LA, filed February 7, 2006
4.3	Registration Rights Agreement with Fusion Capital Fund II, LLC, dated as of January 31, 2006, incorporated herein by reference to the Form 8-K/A, File No. 033-64534-LA, filed February 7, 2006
4.4	7% Secured Subordinated Promissory Note, dated July 19, 2004**
4.5	Common Stock Purchase Warrant, dated July 19, 2004**
4.6	Registration Rights Agreement, dated July 19, 2004**
4.7	Convertible Loan Agreement, dated November 27, 2002**
4.8	6% Convertible Debenture, dated November 27, 2002**
4.9	Securities Purchase Agreement, dated December 18, 2003**
4.10	Stock Purchase Warrant, dated December 18, 2003**
4.11	Stock Purchase Warrant, dated December 18, 2003**
5.1	Opinion of Troy & Gould****
10.1	Employment Agreement of Michael Skelton**
10.2	Employment Agreement of Stephen Crosson**
10.3	Renewal and Modification Agreement effective as of February 21, 2006***
10.4	Stock Purchase Agreement effective as of February 21, 2006***
10.5	Registration Rights Agreement effective as of February 21, 2006***
10.6	Amended Registration Rights Agreement effective as of August 4, 2006****
23.1	Consent of Troy & Gould contained in Opinion filed as Exhibit 5.1****
23.2	Consent of BDO Siedman LLP
23.3	Consent of Weinberg & Company P.A.
24.1	Power of Attorney contained on signature page hereto****

*Incorporated by reference to the Registration Statement on Form SB-2, File No. 333-122632, filed February 8, 2006

** Incorporated by reference to the Form 10-KSB, File No. 033-04534-LA, filed January 13, 2006

*** Incorporated by reference to the Form 8-K filed on February 28, 2006

**** Previously Filed

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter)

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form SB-2 and have authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California on October 19, 2006.

CAMINOSOFT CORP.

By:	/s/ Michael Skelton
Name: Michael Skelton Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Skelton	Chief Executive Officer and Director	October 19, 2006
Michael Skelton

/s/ Stephen Crosson	Chief Financial Officer (Principal	October 19, 2006
Stephen Crosson	Financial and Accounting Officer) and Chief Operating Officer and Director

*	Director	October 19, 2006
Robert Pearson

*	Chairman of the Board of Directors	October 19, 2006
Robert Degan

*	Director	October 19, 2006
Russell Cleveland

*	Director	October 19, 2006
Lee Pryor

* By: /s/ Stephen Crosson
Stephen Crosson
Title: Attorney-in-fact